Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), with an effective date of May 29, 2020 (the "Effective Date"), is by and among the Lenders party hereto, WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the agent for the Lenders (in such capacity, "Agent"), MDC PARTNERS INC., a Canadian corporation ("Parent"), Maxxcom Inc., a Delaware corporation ("Borrower"), and each of the Subsidiaries of Parent identified on the signature pages hereof (together with Parent and Borrower, the "Loan Parties").

WHEREAS, Parent, Borrower, the other Loan Parties, Agent, and Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of May 3, 2016 (as amended, modified or supplemented from time to time, the "Credit Agreement"); and

WHEREAS, Borrower, Agent and Lenders have agreed to amend and modify the Credit Agreement as provided herein, in each case subject to the terms and provisions hereof;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.                  Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.                  Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 below and in reliance upon the representations and warranties of the Loan Parties set forth in Section 5 below, the Credit Agreement (including Schedule 1.1, Schedule A-2 and Schedule C-1 attached thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

3.                  Ratification; Other Acknowledgments. This Amendment, subject to satisfaction of the conditions provided below, shall constitute an amendment to the Credit Agreement and all of the other Loan Documents as appropriate to express the agreements contained herein. The Credit Agreement (other than as amended by this Amendment) and the other Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by the Loan Parties in all respects.

4.                  Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

(a)               Agent shall have received a fully executed copy of this Amendment, together with all agreements, documents and deliveries set forth on Annex B hereto;

(b)               Agent shall have received, for the ratable benefit of Lenders, a non-refundable amendment fee equal to $317,250 which shall be due and payable and fully earned on the date hereof;

(c)               Borrower shall have paid all reasonable and documented costs and expenses (including reasonable attorneys' fees) incurred by Agent and all fees due and owing; and

(d)               No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment after giving effect to this Amendment and the transactions contemplated hereby and in connection with this Amendment.

5.                  Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment and the transactions contemplated hereby and in connection with this Amendment:

(a)               All representations and warranties contained in the Credit Agreement (as amended by this Amendment) and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b)               No Default or Event of Default has occurred and is continuing;

(c)               The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Loan Party; and

(d)               This Amendment has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

6.                  Miscellaneous.

(a)                Expenses. Borrower agrees to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b)               Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York.

(c)                Execution and Counterparts. This Amendment and any notices delivered under this Amendment may be executed by means of (x) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transaction Act, or any other relevant and applicable electronic signatures law; (y) an original manual signature; or (z) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny or condition acceptance of any electronic signature on this Amendment or any notice delivered to Agent under this Amendment. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy or electronic mail of any executed signature page to this Amendment and any notices set forth herein shall constitute effective delivery of such signature page.

(d)               References. Any references in the Credit Agreement to "this Agreement", and any references to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

(e)                Loan Document. This Amendment shall constitute a "Loan Document" as defined in the Credit Agreement.

(f)                No Waiver of Rights. Except as expressly set forth herein, the terms and provisions set forth in this Amendment shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement, and shall not be deemed to waive or modify any rights of Agent or the Lenders.

7.                  Release.

(a)               In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)               Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)               Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MDC PARTNERS INC., a federal company organized under the laws of Canada

By:	/s/ David Ross
Name:	David Ross
Title:	Authorized Signatory

By:	/s/ Frank Lanuto
Name:	Frank Lanuto
Title:	Authorized Signatory

MAXXCOM INC.,
a Delaware corporation

By:	/s/ David Ross
Name:	David Ross
Title:	Authorized Signatory

By:	/s/ Frank Lanuto
Name:	Frank Lanuto
Title:	Authorized Signatory

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

6 DEGREES INTEGRATED COMMUNICATIONS CORP.

72ANDSUNNY NL B.V.

72ANDSUNNY PARTNERS, LLC

ACCUMARK PARTNERS INC. (formerly known as 6 Degrees Integrated Communications Inc.)

ALLISON & PARTNERS LLC

ALLISON & PARTNERS UK LIMITED

ANOMALY B.V.

ANOMALY INC.

ANOMALY LONDON LLP

ANOMALY PARTNERS LLC

ANOMALY UK LIMITED

ATTENTION PARTNERS LLC

BOOM MARKETING INC.

BRUCE MAU DESIGN INC.

BRUCE MAU DESIGN (USA) LLC

BRUCE MAU HOLDINGS LTD.

COLLE & MCVOY LLC

CONCENTRIC PARTNERS LLC

CRISPIN PORTER & BOGUSKY LTD

CRISPIN PORTER & BOGUSKY LLC

DONER PARTNERS LLC

DOTGLU LLC

FORSMAN & BODENFORS AKTIEBLOAG

FORSMAN & BODENFORS STUDIO AB

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

FORSMAN & BODENFORS FACTORY AB

GALE PARTNERS INC.

GALE PARTNERS LLC

GALE PARTNERS LP

HELLO DESIGN, LLC

HL GROUP PARTNERS LLC

HPR PARTNERS, LLC

INSTRUMENT LLC

KBP HOLDINGS LLC

KBS+P CANADA LP KBS+P CANADA SEC

By: MDC Canada GP Inc.

       Its general partner

KENNA COMMUNICATIONS GP INC.

KENNA COMMUNICATIONS LP

By: Kenna Communications GP Inc.

       Its general partner

KIRSHENBAUM BOND SENECAL & PARTNERS LLC (formerly known as Kirshenbaum Bond & Partners LLC)

KWT GLOBAL LLC (f/k/a Kwittken LLC f/k/a Kwittken PR LLC)

LAIRD + PARTNERS NEW YORK LLC

LEGEND PR PARTNERS LLC

MAXXCOM GLOBAL MEDIA LLC

MAXXCOM (USA) FINANCE COMPANY

MAXXCOM (USA) HOLDINGS INC.

MDC ACQUISITION INC.

MDC CANADA GP INC.

MDC CORPORATE (US) INC.

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

MDC EUROPE LTD

MDC GALE43 GP INC.

MDC INNOVATION PARTNERS LLC (d/b/a Spies & Assassins)

MDC PARTNERS UK HOLDINGS LIMITED

MONO ADVERTISING, LLC

NEW TEAM LLC

NORTHSTAR MANAGEMENT HOLDCO INC.

NORTHSTAR RESEARCH GP LLC

NORTHSTAR RESEARCH HOLDINGS CANADA INC.

NORTHSTAR RESEARCH HOLDINGS USA LP

NORTHSTAR RESEARCH PARTNERS INC.

NORTHSTAR RESEARCH PARTNERS (UK) LIMITED

NORTHSTAR RESEARCH PARTNERS (USA) LLC

PLUS PRODUCTIONS, LLC

REDSCOUT LLC

RELEVENT PARTNERS LLC

SOURCE MARKETING LLC

STORYLINE STRATEGIES LLC (f/k/a Luntz Global Partners LLC)

STUDIO PICA INC.

TARGETCAST LLC

TC ACQUISITION INC.

THE ARSENAL LLC (formerly known as Team Holdings LLC)

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

TRADE X PARTNERS LLC

UNION ADVERTISING CANADA LP

By: MDC Canada GP Inc.

       Its general partner

UNIQUE INFLUENCE PARTNERS LLC

VARICK MEDIA MANAGEMENT LLC

VERITAS COMMUNICATIONS INC.

VITRO PARTNERS LLC

VITROROBERTSON LLC

YAMAMOTO, INC. (f/k/a Yamamoto Moss Mackenzie, Inc.)

Y MEDIA LABS LLC

ZYMAN GROUP, LLC

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

Each by:	/s/ David Ross
Name:	David Ross
Title:	Authorized Signatory

Each by:	/s/ Frank Lanuto
Name:	Frank Lanuto
Title:	Authorized Signatory

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, as Agent and as a Lender

By:	/s/ Peter Schuebler

Name:	Peter Schuebler
Title:	Vice President

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Devin Roccisano

Name:	Devin Roccisano
Title:	Executive Director

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Angela Reilly
Name:	Angela Reilly
Title:	Senior Vice President

Signature Pages to Second Amendment to Second Amended and Restated Credit Agreement

ANNEX A

Credit Agreement

[See attached]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

MDC PARTNERS INC.

as Parent,

MAXXCOM INC.

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO CAPITAL FINANCE, LLC

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Sole Lead Arranger,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Sole Book Runner,

and

EACH OF THE SUBSIDIARIES OF MDC PARTNERS INC.

THAT ARE SIGNATORY HERETO

For purposes of Sections 4, 5, 6 and 16 of this Agreement

Dated as of May 3, 2016

			Page

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1.	Definitions	1

	1.2.	Accounting Terms	1

	1.3.	Code; PPSA	2

	1.4.	Construction	2

	1.5.	Schedules and Exhibits	3

	1.6.	Exchange Rates; Currency Equivalents; Applicable Currency	3

	1.7.	Effect of Amendment and Restatement; No Novation	4

	1.8.	Divisions	5

2.	LOAN AND TERMS OF PAYMENT		~~<4>~~5

	2.1.	Revolver Advances	~~<4>~~5

	2.2.	Accordion	6

	2.3.	Borrowing Procedures and Settlements	8

	2.4.	Payments; Reductions of Revolver Commitments; Prepayments	~~<15>~~16

	2.5.	Overadvances	~~<18>~~19

	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	19

	2.7.	Crediting Payments	~~<20>~~21

	2.8.	Designated Account	~~<21>~~22

	2.9.	Maintenance of Loan Account; Statements of Obligations	~~<21>~~22

	2.10.	Fees	~~<21>~~22

	2.11.	Letters of Credit	~~<22>~~23

	2.12.	Non-Prime Rate Option	~~<25>~~29

	2.13.	Capital Requirements	~~<28>~~33

	2.14.	Currencies	~~<29>~~34

	2.15.	Circumstances Affecting Euro or Sterling Availability	~~<29>~~34

3.	CONDITIONS; TERM OF AGREEMENT		~~<30>~~35

	3.1.	Conditions Precedent to the Effectiveness of this Agreement	~~<30>~~35

	3.2.	Conditions Precedent to all Extensions of Credit	~~<31>~~35

	3.3.	Maturity	~~<31>~~36

	3.4.	Effect of Maturity	~~<31>~~36

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	3.5.	Early Termination by Borrower	~~<32>~~37

	3.6.	Conditions Subsequent	~~<32>~~37

4.	REPRESENTATIONS AND WARRANTIES		~~<32>~~37

	4.1.	Due Organization and Qualification; Subsidiaries	~~<32>~~37

	4.2.	Due Authorization; No Conflict	~~<33>~~38

	4.3.	Governmental Consents	~~<34>~~39

	4.4.	Binding Obligations; Perfected Liens	~~<34>~~39

	4.5.	Title to Assets; No Encumbrances	~~<35>~~40

	4.6.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	~~<35>~~40

	4.7.	Litigation	~~<35>~~40

	4.8.	Compliance with Laws	~~<36>~~41

	4.9.	No Material Adverse Change	~~<36>~~41

	4.10.	Fraudulent Transfer	~~<36>~~41

	4.11.	Employee Benefits	~~<36>~~41

	4.12.	Environmental Condition	~~<38>~~43

	4.13.	Intellectual Property	~~<38>~~44

	4.14.	Leases	~~<39>~~44

	4.15.	Deposit Accounts and Securities Accounts	~~<39>~~44

	4.16.	Complete Disclosure	~~<39>~~44

	4.17.	Material Contracts	~~<39>~~45

	4.18.	Patriot Act and Anti-Money Laundering & Anti- Terrorism	~~<40>~~45

	4.19.	Indebtedness	~~<40>~~45

	4.20.	Payment of Taxes	~~<40>~~45

	4.21.	Margin Stock	~~<40>~~46

	4.22.	Governmental Regulation	~~<41>~~46

	4.23.	Anti-Corruption Laws, Sanctions and OFAC	~~<41>~~46

	4.24.	Employee and Labor Matters	~~<41>~~47

	4.25.	Parent as a Holding Company	~~<42>~~47

	4.26.	Senior Unsecured Debt Documents	~~<42>~~47

	4.27.	Centre of Main Interests and Establishments	~~<42>~~48

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	4.28.	Location	~~<42>~~48

	4.29.	Existing Obligations Pertaining to Acquisitions	~~<42>~~48

	4.30.	Withholding and Remittances	~~<43>~~48

5.	AFFIRMATIVE COVENANTS		~~<43>~~48

	5.1.	Financial Statements, Reports, Certificates	~~<43>~~49

	5.2.	Collateral Reporting	~~<43>~~49

	5.3.	Existence	~~<43>~~49

	5.4.	Maintenance of Properties	~~<44>~~49

	5.5.	Taxes	~~<44>~~49

	5.6.	Insurance	~~<44>~~50

	5.7.	Inspection	~~<45>~~51

	5.8.	Compliance with Laws	~~<45>~~51

	5.9.	Environmental	~~<46>~~51

	5.10.	Disclosure Updates	~~<46>~~52

	5.11.	Formation of Subsidiaries	~~<46>~~52

	5.12.	Further Assurances	~~<48>~~53

	5.13.	Lender Meetings	~~<48>~~54

	5.14.	Locations	~~<48>~~54

	5.15.	Canadian Pension and Benefit Plans	~~<49>~~54

	5.16.	UK Pension and Benefit Plans	~~<49>~~55

	5.17.	Certain Notices	~~<50>~~56

	5.18.	Compliance with ERISA and the IRC	~~<52>~~57

	5.19.	~~<Sweep of Kingsdale Accounts>~~[Reserved]	~~<52>~~58

	5.20.	Center of Main Interest~~<.>~~	~~<53>~~58

	5.21.	People with Significant Control Regime	58

6.	NEGATIVE COVENANTS		~~<53>~~58

	6.1.	Indebtedness	~~<53>~~58

	6.2.	Liens	~~<53>~~58

	6.3.	Restrictions on Fundamental Changes	~~<53>~~59

	6.4.	Disposal of Assets	~~<54>~~59

	6.5.	Change Name	~~<54>~~59

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	6.6.	Nature of Business	~~<54>~~59

	6.7.	Prepayments and Amendments	~~<54>~~60

	6.8.	Change of Control	~~<55>~~61

	6.9.	Restricted Junior Payments	~~<55>~~61

	6.10.	Accounting Methods	~~<56>~~62

	6.11.	Investments; Controlled Investments	~~<56>~~62

	6.12.	Transactions with Affiliates	~~<57>~~63

	6.13.	Use of Proceeds	~~<58>~~63

	6.14.	Parent as Holding Company	~~<58>~~64

	6.15.	Employee Benefits	~~<58>~~64

	6.16.	Applications Under the CCAA and BIA	~~<59>~~64

7.	FINANCIAL COVENANTS		~~<59>~~65

8.	EVENTS OF DEFAULT		~~<60>~~66

9.	RIGHTS AND REMEDIES		~~<63>~~69

	9.1.	Rights and Remedies	~~<63>~~69

	9.2.	Remedies Cumulative	~~<63>~~69

10.	WAIVERS; INDEMNIFICATION		~~<64>~~69

	10.1.	Demand; Protest; etc.	~~<64>~~69

	10.2.	The Lender Group's Liability for Collateral	~~<64>~~70

	10.3.	Indemnification	~~<64>~~70

	10.4.	Waiver of Damages	~~<65>~~71

11.	NOTICES		~~<65>~~71

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		~~<66>~~72

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		~~<67>~~73

	13.1.	Assignments and Participations	~~<67>~~73

	13.2.	Successors	~~<70>~~76

14.	AMENDMENTS; WAIVERS		~~<70>~~76

	14.1.	Amendments and Waivers	~~<70>~~76

	14.2.	Replacement of Certain Lenders	~~<72>~~78

	14.3.	No Waivers; Cumulative Remedies	~~<73>~~79

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15.	AGENT; THE LENDER GROUP		~~<73>~~79

	15.1.	Appointment and Authorization of Agent	~~<73>~~79

	15.2.	Delegation of Duties	~~<74>~~80

	15.3.	Liability of Agent	~~<74>~~80

	15.4.	Reliance by Agent	~~<75>~~81

	15.5.	Notice of Default or Event of Default	~~<75>~~81

	15.6.	Credit Decision	~~<75>~~81

	15.7.	Costs and Expenses; Indemnification	~~<76>~~82

	15.8.	Agent in Individual Capacity	~~<77>~~83

	15.9.	Successor Agent	~~<77>~~83

	15.10.	Lender in Individual Capacity	~~<78>~~84

	15.11.	Collateral Matters	~~<78>~~84

	15.12.	Restrictions on Actions by Lenders; Sharing of Payments	~~<80>~~86

	15.13.	Agency for Perfection	~~<80>~~86

	15.14.	Payments by Agent to the Lenders	~~<80>~~86

	15.15.	Concerning the Collateral and Related Loan Documents	~~<81>~~87

	15.16.	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	~~<81>~~87

	15.17.	Several Obligations; No Liability	~~<82>~~88

	15.18.	Sole Lead Arranger and Sole Book Runner	~~<82>~~88

	15.19.	Actions through Sub-Agents	~~<83>~~89

	15.20.	Lender Affiliates	~~<83>~~89

	15.21.	Appointment of Agent as Security Trustee	~~<83>~~89

16.	WITHHOLDING TAXES		~~<86>~~92

17.	GENERAL PROVISIONS		~~<89>~~95

	17.1.	Effectiveness	~~<89>~~95

	17.2.	Section Headings	~~<89>~~95

	17.3.	Interpretation	~~<89>~~95

	17.4.	Severability of Provisions	~~<90>~~96

	17.5.	Bank Product Providers	~~<90>~~96

	17.6.	Debtor-Creditor Relationship	~~<91>~~97

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17.7.	Counterparts; Electronic Execution	~~<91>~~97

17.8.	Revival and Reinstatement of Obligations	~~<91>~~97

17.9.	Confidentiality	~~<91>~~97

17.10.	Lender Group Expenses	~~<93>~~99

17.11.	USA PATRIOT Act and Anti-Money Laundering & Anti-Terrorism Compliance	~~<93>~~99

17.12.	UK "Know your customer" checks	~~<93>~~100

17.13.	Integration	~~<94>~~100

17.14.	Determinations; Judgment Currency	~~<94>~~100

17.15.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~<95>~~101

17.16.	Acknowledgement Regarding Any Supported QFCs	102

-vi-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Certificate re Consolidated EBITDA Calculation
Exhibit L-1	Form of Non-Prime Notice

Schedule A-1	Agent's Applicable Accounts
Schedule A-2	Authorized Persons
Schedule C-1	Revolver Commitments
Schedule D-1	Canadian Dollar Designated Account
Schedule D-2	Euro Designated Account
Schedule D-3	Sterling Designated Account
Schedule D-4	US Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Specified Permitted Indebtedness
Schedule P-4	Non-Core Assets
Schedule P-5	Existing Letters of Credit
Schedule P-6	~~<[Reserved]>~~Permitted Holders
Schedule P-7	Permitted Intercompany Advances
Schedule P-8	Permitted Scheduled Dispositions
Schedule S-1	Significant Foreign Subsidiaries
Schedule S-2	Specified Loan Party
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Parent
Schedule 4.1(c)	Capitalization of Parent's Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7	Litigation
Schedule 4.11	Employee Benefits
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.28	Locations
Schedule 4.29	Existing Obligations Pertaining to Acquisitions
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.12	Further Assurances
Schedule 6.6	Nature of Business

-vii-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), is entered into as of May 3, 2016, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Sole Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with their successors and assigns in such capacity, the "Sole Book Runner"), MDC PARTNERS INC., a Canadian corporation ("Parent"), and Maxxcom Inc., a Delaware corporation ("Borrower"), and for purposes of Sections 4, 5, 6 and 16 of this Agreement, each of the Subsidiaries of Parent identified on the signature pages hereof.

WHEREAS, Parent, Borrower, certain Subsidiaries of Parent, Agent and certain lenders party thereto are party to that certain Amended and Restated Credit Agreement dated as of March 20, 2013 (the "Original Credit Agreement"); and

WHEREAS, the parties to the Original Credit Agreement desire to amend and restate the Original Credit Agreement in its entirety pursuant to this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.            Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.            Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. For the avoidance of doubt, no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any such amendment which is entered into solely to effectuate the provisions of this Section 1.2. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3.            Code; PPSA.

Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern and (b) the PPSA shall be construed and defined as set forth in the PPSA unless defined in the Code or otherwise defined herein. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the "Code", the "UCC" or the "Uniform Commercial Code" shall also have any extended, alternative or analogous meaning given to such term in the PPSA and other applicable Canadian laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Civil Code of Quebec, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of Agent, (ii) all references in this Agreement to "Article 8" shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario)), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

1.4.            Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to "law" means all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, restatements, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, restatements, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash in the Applicable Currency (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization) of all Obligations other than (x) unasserted contingent indemnification Obligations and (y) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any reference herein to "province" shall include the territories of Canada. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.            Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6.           Exchange Rates; Currency Equivalents; Applicable Currency.

(a)   For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Advances, Swing Loans, Letters of Credit, Revolver Usage or Letter of Credit Usage shall be deemed to refer to the Dollar Equivalent thereof, unless the context requires otherwise.

(b)   For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Advances, Letters of Credit, other Obligations and other references to amounts denominated in an Applicable Currency or a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Advances, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Advances, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be Dollars.

(c)   Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance or Letter of Credit is denominated in (i) Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Canadian Dollar amount (rounded to the nearest Canadian Dollar, with 0.5 of a unit being rounded upward), (ii) Euros, such amount shall be the relevant Euro Equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward) or (iii) Sterling, such amount shall be the relevant Sterling Equivalent of such Dollar amount (rounded to the nearest Sterling, with 0.5 of a unit being rounded upward), in each case as reasonably determined by Agent.

(d)   For purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 5, 6 and 7, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Agent and Borrower or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent and Borrower) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Agent and Borrower or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent and Borrower) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

1.7.            Effect of Amendment and Restatement; No Novation.

Upon the effectiveness of this Agreement, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement. The Original Obligations shall continue in full force and effect, and the effectiveness of this Agreement shall not constitute a novation or repayment of the Original Obligations. Such Original Obligations, together with any and all additional Obligations incurred by Borrower under this Agreement or under any of the other Loan Documents, shall continue to be secured, by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Loan Documents. Borrower hereby reaffirms the obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Closing Date. Any and all references in any Loan Documents to the Original Credit Agreement shall be deemed to be amended to refer to this Agreement.

1.8.            Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.	LOAN AND TERMS OF PAYMENT.

2.1.            Revolver Advances.

(a)   Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances in the Applicable Currency ("Advances") to Borrower in the Dollar Equivalent amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Dollar Equivalent amount of the Letter of Credit Usage at such time, and (ii) the Borrowing Base less the Dollar Equivalent amount of the Letter of Credit Usage at such time. On the Second Amendment Effective Date, the Lenders shall be deemed to have made inter-Lender assignments such that each Lender holds on the Second Amendment Effective Date a portion of the aggregate outstanding principal amount of the Advances equal to such Lender's respective Pro Rata Share thereof.

(b)   Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)   Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, employee wages (including accrued vacation pay and severance obligations), insurance premiums, unpaid pension plan contributions or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (ii) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, custom brokers, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (iii) currency rate fluctuations; provided, that (a) the amount of any such reserve shall bear a reasonable relationship to the event, condition or circumstance that is the basis for the reserve as determined by Agent in its Permitted Discretion and (b) Agent shall endeavor to provide Borrower with notice of any reserve established pursuant to this Section 2.1(c), but shall not be liable for the failure to do so. Without limiting the foregoing, Agent may establish (i) the Canadian Priority Payables Reserves, (ii) reserves in an amount equal to the Aggregate Bank Product Reserve Amount, and (iii) unless Agent has received a Collateral Access Agreement with respect to the Loan Parties' chief executive office, a reserve in an amount equal to 3 months rent payable under the lease for such property.

(d)   Anything to the contrary in this Section 2.1 notwithstanding, (i)  at no time shall the Dollar Equivalent of the Canadian Dollar Advances exceed the Canadian Dollar Maximum Revolver Amount, (ii) at no time shall the Dollar Equivalent of the Euro Advances exceed the Euro Maximum Revolver Amount, (iii) at no time shall the Dollar Equivalent of the Sterling Advances exceed the Sterling Maximum Revolver Amount and (iv) at no time shall the Dollar Equivalent of the Foreign Currency Advances exceed the Foreign Currency Maximum Revolver Amount.

(e)   Notwithstanding anything contained in the Loan Documents to the contrary, Revolver Usage shall at no time exceed either (a) the maximum amount permitted to be outstanding under Section 3.8(b)(3) of the Senior Unsecured Trust Indenture (or, after the consummation of any Permitted Senior Unsecured Debt Refinancing, the corresponding section of the Permitted Refinancing Senior Unsecured Trust Indenture) or (b) the maximum amount permitted to be secured under clauses (10) and (27) of the definition of "Permitted Liens" set forth in the Senior Unsecured Trust Indenture (or, after the consummation of any Permitted Senior Unsecured Debt Refinancing, the corresponding clauses of the definition of "Permitted Liens" set forth in the Permitted Refinancing Senior Unsecured Trust Indenture), in each case as such provisions of the Senior Unsecured Trust Indenture or the Permitted Refinancing Senior Unsecured Trust Indenture may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof.

2.2.            Accordion.

(a)   At any time during the period from and after the Closing Date through but excluding the Maturity Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an "Increase"). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $5,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.2 on more than three occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $125,000,000.

(b)   Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i)                 Agent or Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Borrower, and Agent have signed a joinder agreement to this Agreement (an "Increase Joinder"), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrower, and Agent are party,

(ii)              each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)            Borrower has delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing (A) that on a pro forma basis after giving effect to the applicable Increase, the Total Leverage Ratio of Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was at least 0.25 less than the maximum Total Leverage Ratio permitted pursuant to Section 7(e) for such fiscal quarter, and (B) compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and

(iv)             Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Advances to be made pursuant to the increased Revolver Commitments (which interest margins may be, with respect to Advances made pursuant to the increased Revolver Commitments, higher than or equal to the interest margins applicable to Advances set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount, the "Increase Date")) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.2 (including, without limitation, any amendment necessary to effectuate the interest margins for the Advances to be made pursuant to the increased Revolver Commitments). Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Advances to be made pursuant to the increased Revolver Commitments are higher than the interest margin applicable to the Advances immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the "Excess"), then the interest margin applicable to the Advances immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

(c)   Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.2.

(d)   Each of the Lenders having a Revolver Commitment prior to the Increase Date (the "Pre-Increase Revolver Lenders") shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the "Post-Increase Revolver Lenders"), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(e)   The Advances, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.2 shall constitute Advances, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

(f)    Increase Joinders may also take the form of an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Post-Increase Revolver Lenders agreeing to provide such additional Revolver Commitment on the Increase Date and the Agent. Such amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the ~~<Administrative >~~Agent and the Borrower, to effect the provisions and intent of this Section 2.2 and the application of the proceeds thereof.

2.3.            Borrowing Procedures and Settlements.

(a)   Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Such notice must be received by Agent no later than 1:00 p.m. (Boston time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, (ii) the Applicable Currency of such Borrowing, (iii) the Applicable Designated Account to which the proceeds of such Borrowing are to be remitted, and (iv) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 12:00 p.m. (Boston time) on the Business Day that is the requested Funding Date (or, in the case of a European Advance, no later than 12:00 p.m. (London time) on the Business Day that is 3 Business Days prior to the requested Funding Date). At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)   Making of Swing Loans. In the case of a request for a US Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested US Advance does not exceed 10% of the Maximum Revolver Amount, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a US Advance in the amount of such US Borrowing (any such US Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and such US Advances being referred to collectively as "Swing Loans") available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the US Designated Account, as designated by Borrower; provided, that Swing Lender shall not be obligated to make a Swing Loan if it provides at least one (1) day’s prior notice to Agent and Borrower that it elects not to make such Swing Loan. Each Swing Loan shall be deemed to be a US Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Prime Rate Loans.

(c)   Making of Loans.

(i)                 In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (Boston time) on the Business Day that is the requested Funding Date (or, in the case of a European Borrowing, no later than 1:00 p.m. (London time) on the Business Day that is 3 Business Days prior to the requested Funding Date), by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent's Applicable Account, not later than 2:00 p.m. (Boston time) on the Funding Date applicable thereto (or, in the case of a European Borrowing, no later than 12:00 p.m. (London time) on the Funding Date applicable thereto). After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds in the Applicable Currency equal to such proceeds received by Agent to the Applicable Designated Account, as designated by Borrower; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)              Unless Agent receives notice from a Lender prior to 2:00 p.m. (Boston time) (or, in the case of a European Borrowing, 12:00 p.m. (London time)) on the date of a Borrowing, that such Lender will not make available in the Applicable Currency as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds in the Applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds in the Applicable Currency and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount in the Applicable Currency available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)            Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit (or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender), and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of an Advance (or other funding obligation) was funded by such other Non-Defaulting Lender), and (D) to an escrow account maintained by Agent, the proceeds of which shall be retained and may be made available to be re-advanced to Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Revolver Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the Non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Loan Party of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Letters of Credit) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(iv)             If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Revolver Commitments plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)  if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender;

(C)  if Borrower cash collateralizes any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(c)(iv), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(c)(iv), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;

(E)  to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(c)(iv), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;

(F)  so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(c)(iv) or (y) the Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Lender, as applicable, and Borrower to eliminate the Swing Lender's or Issuing Lender's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and

(G) Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(c)(iv) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(a).

(d)   Protective Advances and Optional Overadvances.

(i)                 Any contrary provision of this Agreement notwithstanding, Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").

(ii)              Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the Dollar Equivalent of the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Maximum Revolver Amount, and (B) after giving effect to such Advances, the Dollar Equivalent of the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Dollar Equivalent of the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent reasonably determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any unintentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrower shall immediately repay Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least 5 consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)            Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a Non-Prime Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand (unless otherwise consented to by Required Lenders), secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Prime Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent's ability to make Protective Advances do not apply to Overadvances and the limitations on Agent's ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.

(iv)             Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, each such Protective Advance shall be for Agent's sole and separate account and not for the account of any Lender.

(e)   Settlement. It is agreed that each Lender's funded portion of (i) Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances, (ii) US Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding US Advances, (iii) Canadian Dollar Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Canadian Dollar Advances, (iv) Euro Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Euro Advances and (v) Sterling Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Sterling Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                 Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Parent's or its Subsidiaries' Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (Boston time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, US Advances, Canadian Dollar Advances, Euro Advances, Sterling Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the applicable Advances (including Swing Loans and Protective Advances) exceeds such Lender's Pro Rata Share of such Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (Boston time) (or 12:00 p.m. (London time) in the case of a Settlement of European Advances) on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the applicable Advances (including Swing Loans and Protective Advances), and (z) if a Lender's balance of the applicable Advances (including Swing Loans and Protective Advances) is less than such Lender's Pro Rata Share of such Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (Boston time) (or 12:00 p.m. (London time) in the case of a Settlement of European Advances) on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent's Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the applicable Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)              In determining whether a Lender's balance of the applicable Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the applicable Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)            Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender or retain for its own account, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Advances, for application to Swing Lender's Pro Rata Share of the applicable Advances. If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the applicable Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding applicable Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the applicable Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f)    Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)   Lenders' Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.            Payments; Reductions of Revolver Commitments; Prepayments.

(a)   Payments by Borrower.

(i)                 Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Applicable Account for the account of the Lender Group and shall be made in immediately available funds in the Applicable Currency, no later than 2:00 p.m. (Boston time) (or 2:00 p.m. (London time) for payments to be made to Agent's Euro Account or Agent's Sterling Account) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (Boston time) (or 2:00 p.m. (London time) for payments to be made to Agent's Euro Account or Agent's Sterling Account) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)              Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)   Apportionment and Application.

(i)                 So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent's separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Revolver Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and (subject to Section 2.4(b)(iv) and Section 2.4(d)) all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(ii)              At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)  second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)  third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E)  fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)  sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances) and the Swing Loans until paid in full,

(H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (which cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iv) up to the Aggregate Bank Product Reserve Amount in the aggregate (after taking into account any amounts previously paid pursuant to this clause (iv) during the continuation of the applicable Application Event), ratably (based on the Bank Product Reserve established by Agent for each Bank Product of a Bank Product Provider), to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,,

(I)    ninth, to pay any other Obligations (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof)), and

(J)    tenth, to Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(iii)            Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)             In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)               For purposes of Section 2.4(b)(ii), "paid in full" means payment in cash of all amounts owing under the Loan Documents in accordance with the terms of the Loan Documents, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)             In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c)   Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the Dollar Equivalent of the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice by Borrower to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(d)   Optional Prepayments. Borrower may prepay the principal of any Advance at any time in whole or in part.

(e)   Mandatory Prepayments.

(i)                 In the event any Subsidiary of Parent desires to make Restricted Junior Payments to its shareholders and employees and management personnel of its shareholders pursuant to the terms of the shareholder agreements or similar agreements between such Subsidiary and such shareholders, including without limitation payments in respect of and pursuant to the Put Obligations, and (x) a Default or Event of Default then exists or would otherwise arise as a result thereof or (y) immediately after giving effect to such Restricted Junior Payment, (1) Excess Availability would be less than the Applicable Excess Availability Amount or (2) Availability would be less than the Applicable Availability Amount, Borrower agrees to prepay the Obligations in full and terminate the Revolver Commitments prior to making such payment.

(ii)              In the event any Loan Party desires to make any payment in respect of Earn-outs and (x) a Default or Event of Default then exists or would otherwise arise as a result thereof or (y) immediately after giving effect to such Restricted Junior Payment, (1) Excess Availability would be less than the Applicable Excess Availability Amount or (2) Availability would be less than the Applicable Availability Amount, Borrower agrees to prepay the Obligations in full and terminate the Revolver Commitments prior to making such payment.

(iii)            In the event (x) the aggregate amount of domestic cash or Domestic Cash Equivalents of Parent and its Subsidiaries maintained or accumulated exceeds $100,000,000 at any time ("Excess Cash Amount"), and (y) the Revolver Usage at such time is equal to or greater than 50% of the Maximum Revolver Amount  and continues to be equal to or greater than 50% of the Maximum Revolver Amount  for a period of 30 consecutive days,  the Borrower shall immediately repay Advances in an amount sufficient to eliminate all such Excess Cash Amount on the Business Day immediately following such 30th day.

2.5.            Overadvances.

If, at any time or for any reason, the Dollar Equivalent of the amount of Revolving Usage is greater than the least of (x) the Maximum Revolver Amount, (y) the Borrowing Base and (z) the maximum amount of Revolver Usage permitted to be outstanding pursuant to the limitations set forth in Sections 2.1(d) and 2.1(e) (an "Overadvance"), Borrower shall, within 1 Business Day, pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b); provided, however, that in the case of an Overadvance that is caused solely as a result of a Protective Advance made by Agent, Borrower shall have three (3) Business Days from the date of the initial occurrence of such Overadvance to pay to Agent, in cash, the amount of such excess. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6.            Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)   Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) shall bear interest on the Daily Balance thereof as follows:

(i)                 if the relevant Obligation is a Non-Prime Rate Loan, at a per annum rate equal to the Non-Prime Rate plus the Non-Prime Rate Margin, and

(ii)              otherwise, at a per annum rate equal to the Prime Rate plus the Prime Rate Margin.

(b)   Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the charges, commissions, fees, and costs set forth in Section 2.11(~~<e>~~g)) which shall accrue at a per annum rate equal to (i) the Non-Prime Rate Margin less (ii) 0.50%, times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)   Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i)                 all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)              the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)   Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) Letter of Credit Fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding and (ii) (A) interest in respect of each Prime Rate Loan shall be due and payable, in arrears, on the first day of each calendar quarter at any time Obligations are outstanding and (B) interest in respect of each Non-Prime Rate Loan shall be due and payable, in arrears, on the last day of each Interest Period relating to such Non-Prime Rate Loan. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to, and Agent shall (unless Agent otherwise provides written notice to Borrower), charge all interest, Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(~~<e>~~g) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to a Bank Product Provider in respect of a Bank Product) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Prime Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Prime Rate Loans (unless and until converted into Non-Prime Rate Loans in accordance with the terms of this Agreement).

(e)   Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that all Prime Rate Loans, BA Rate Loans and Sterling Advances shall be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year). In the event the applicable Prime Rate is changed from time to time hereafter, the rates of interest hereunder based upon the applicable Prime Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the applicable Prime Rate. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in a calendar year in which the same is to be ascertained, and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.            Crediting Payments.

The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds in the Applicable Currency made to Agent's Applicable Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Applicable Account on a Business Day on or before 2:00 p.m. (Boston time) (or, in the case of payments in respect of European Advances, 2:00 p.m. (London time)). If any payment item is received into Agent's Applicable Account on a non-Business Day or after 2:00 p.m. (Boston time) (or, in the case of payments in respect of European Advances, 2:00 p.m. (London time)) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.            Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Canadian Dollar Designated Account with the Canadian Dollar Designated Account Bank, the Euro Designated Account with the Euro Designated Account Bank, the Sterling Designated Account with the Sterling Designated Account Bank and the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Applicable Designated Account, as designated by Borrower.

2.9.            Maintenance of Loan Account; Statements of Obligations.

Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued or made by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account. Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 45 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10.        Fees.

Borrower shall pay to Agent,

(a)   for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)   for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to the Unused Line Fee Rate times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).

2.11.        Letters of Credit.

(a)   Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer, as Issuing Lender's agent, to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will obligate itself to reimburse such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person~~< and>~~, (ii) delivered to the Agent and the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension and (iii) subject to Issuing Lender's authentication procedures with results satisfactory to Issuing Lender. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (A) (i) the amount of such Letter of Credit, (ii) the currency payable under such Letter of Credit, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the expiration date of such Letter of Credit, (v) the name and address of the beneficiary of the Letter of Credit, (vi) the Loan Party for whose account the Letter of Credit is to be issued, and (vii) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit and (B) shall be accompanied by such Issuer Documents as Agent or Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender generally requests for Letters of Credit in similar circumstances. Issuing Lender's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries at any time that one or more of the Lenders is a Defaulting Lender. Borrower agrees that this Agreement (along with the terms of the applicable application) will govern each Letter of Credit and its issuance. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i)                 the Dollar Equivalent of the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(ii)              the Dollar Equivalent of the Letter of Credit Usage would exceed $40,000,000, or

(iii)            the Dollar Equivalent of the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

(b)   In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(c)(iv), or (ii) Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate Issuing Lender's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(c)(iv). Additionally, Issuing Lender shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally.

(c)   Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Lender issues any Letter of Credit. In addition, each Issuing Lender (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Lender during the prior calendar week. Borrower and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrower on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, Canadian Dollars, Sterling, Euros, Swedish Krona, or any other currency mutually agreed to in good faith between the Borrower and Issuing Lender. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Prime Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower's obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(d)   ~~(b)~~ Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(e)   ~~(c)~~ Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any loss, cost, Tax, expense, or liability, and reasonable and documented attorneys’ fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Letter of Credit or by Issuing Lender's interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, other than to the extent that a court of competent jurisdiction finally determines such error, negligence or mistake to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys’ fees), or liability incurred by them as a result of the Issuing Lender's indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit other than to the extent that a court of competent jurisdiction finally determines such delays, errors or omissions to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f)    ~~(d)~~ Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(g)   ~~(e)~~ Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is 0.50% per annum times the undrawn amount of each Underlying Letter of Credit, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(h)               The liability of Issuing Lender or any Underlying Issuer under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Lender's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Documents presented under a Letter of Credit. Borrower's aggregate remedies against Issuing Lender and any Underlying Issuer for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(c), plus interest at the rate then applicable to Base Rate Loans hereunder.

(i)                 Borrower is responsible for the final text of the Letter of Credit as issued by Issuing Lender, irrespective of any assistance Issuing Lender may provide such as drafting or recommending text or by Issuing Lender's use or refusal to use text submitted by Borrower. Borrower understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Lender, and Borrower hereby consents to such revisions and changes not materially different from the application executed in connection therewith. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower's purposes. If Borrower requests Issuing Lender to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against Issuing Lender; (ii) Borrower shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Lender and Borrower. Borrower will examine the copy of the Letter of Credit and any other documents sent by Issuing Lender in connection therewith and shall promptly notify Issuing Lender (not later than three (3) Business Days following Borrower's receipt of documents from Issuing Lender) of any non-compliance with Borrower's instructions and of any discrepancy in any document under any presentment or other irregularity. Borrower understands and agrees that Issuing Lender is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Lender, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrower does not at any time want the then current expiration date of such Letter of Credit to be extended, Borrower will so notify Agent and Issuing Lender at least 30 calendar days before Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(j)     ~~(f)~~ If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                 any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)              there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Prime Rate Loans hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.11(~~<f>~~j) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(~~<f>~~j), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(k)   Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(l)                 If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(l) upon such demand, Borrower shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrower fails to provide Letter of Credit Collateralization as required by this Section 2.11(l), the Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(m)             Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)               Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(o)               In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(p)               The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(q)               At Borrower's costs and expense, Borrower shall execute and deliver to Issuing Lender such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Lender to enable Issuing Lender to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Lender's rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Borrower irrevocably appoints Issuing Lender as its attorney-in-fact and authorizes Issuing Lender, without notice to Borrower, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrower is limited solely to such actions reasonably related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12.        Non-Prime Rate Option.

(a)   Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Prime Rate, Borrower shall have the option, subject to Section 2.12(b) below (the "Non-Prime Rate Option") to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Prime Rate Loan to a Non-Prime Rate Loan, or upon continuation of a Non-Prime Rate Loan as a Non-Prime Rate Loan) at a rate of interest based upon the Non-Prime Rate. Interest on Non-Prime Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period); (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the Non-Prime Rate Option with respect thereto, the interest rate applicable to such Non-Prime Rate Loan automatically shall convert to the rate of interest then applicable to Prime Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the Non-Prime Rate.

(b)   Non-Prime Rate Election.

(i)                 Borrower may, at any time and from time to time, so long as Borrower has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrower to exercise the Non-Prime Rate Option during the continuance of such Event of Default, elect to exercise the Non-Prime Rate Option by notifying Agent prior to 2:00 p.m. (Boston time) (or 2:00 p.m. (London time) in the case of European Advances) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "Non-Prime Rate Deadline"). Notice of Borrower's election of the Non-Prime Rate Option for a permitted portion of the Advances pursuant to this Section shall be made by delivery to Agent of a Non-Prime Rate Notice received by Agent before the Non-Prime Rate Deadline, or by telephonic notice received by Agent before the Non-Prime Rate Deadline (to be confirmed by delivery to Agent of a Non-Prime Rate Notice received by Agent prior to 5:00 p.m. (Boston time) (or 5:00 p.m. (London time) in the case of European Advances) on the same day). Promptly upon its receipt of each such Non-Prime Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders. Each Interest Period shall be 1, 2, 3 or 6 Months.

(ii)              Each Non-Prime Rate Notice shall be irrevocable and binding on Borrower. In connection with each Non-Prime Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any Non-Prime Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Non-Prime Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Non-Prime Rate Loan on the date specified in any Non-Prime Rate Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12(b)(ii) shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)            Borrower shall have not more than 10 Non-Prime Rate Loans in effect at any given time. Borrower only may exercise the Non-Prime Rate Option for proposed Non-Prime Rate Loans of at least $1,000,000.

(c)   Conversion. Borrower may convert Non-Prime Rate Loans to Prime Rate Loans at any time; provided, however, that in the event that Non-Prime Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower's and its Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)   Special Provisions Applicable to Non-Prime Rate.

(i)                 The applicable Non-Prime Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws and capital tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, or any other Changes in Law which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Non-Prime Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such Non-Prime Rate and the method for determining the amount of such adjustment, or (z) repay the Non-Prime Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)              In the event that (A) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Non-Prime Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Non-Prime Rate or (B)(1) Dollar, Canadian Dollar, Euro or Sterling deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of a requested Non-Prime Rate Loan or (2) adequate and reasonable means do not exist for determining the Non-Prime Rate for any requested Interest Period with respect to a proposed Non-Prime Rate Loan, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any Non-Prime Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such Non-Prime Rate Loans, and interest upon the Non-Prime Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Prime Rate Loans, and (z) Borrower shall not be entitled to elect the Non-Prime Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)            Effect of Benchmark Transition Event.

(A)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)              Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)              Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)             Benchmark Unavailability Period. Upon Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(e)   No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar or Sterling deposits to fund or otherwise match fund any Obligation as to which interest accrues at the applicable Non-Prime Rate.

2.13.        Capital Requirements.

(a)   If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or liquidity requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Revolver Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and liquidity and assuming the full utilization of such entity's capital) by any amount reasonably deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)   If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower's obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's Revolver Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Revolver Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.

(c)   Notwithstanding anything herein to the contrary, (i) the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date adopted, issued, promulgated or implemented, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, regardless of the date adopted, issued, promulgated or implemented, shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 and the protection of Sections 2.12 and 2.13 shall be available to each Lender and Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.

2.14.        Currencies.

US Advances and other Obligations (unless such other Obligations expressly provide otherwise) shall be made and repaid in Dollars. Canadian Dollar Advances shall be made and repaid in Canadian Dollars. Euro Advances shall be made and repaid in Euros. Sterling Advances shall be made and repaid in Sterling.

2.15.        Circumstances Affecting Euro or Sterling Availability.

(a)   In connection with any request for a Euro Advance or a continuation or extension thereof, if the introduction of, or any change in, any law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, compliance by any Lender (or the lending office of such Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Euro Advance, then Agent shall promptly give notice thereof to Borrower and the other Lenders. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, the obligation of such Lender to make Euro Advances or any continuation or extension thereof, as applicable, shall be suspended until such Lender determines that it would no longer be unlawful or impractical to do so, provided that Borrower shall continue to be entitled to make elections for Euro Advances from any other Lenders; and Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Euro Advances, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Euro Advances, or (ii) convert the then outstanding principal amount of each such Euro Advances to a US Advance, a Canadian Dollar Advance or a Sterling Advance; provided that if Borrower elects to make such conversion, Borrower shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

(b)   In connection with any request for a Sterling Advance or a continuation or extension thereof, if the introduction of, or any change in, any law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, compliance by any Lender (or the lending office of such Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Sterling Advance, then Agent shall promptly give notice thereof to Borrower and the other Lenders. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, the obligation of such Lender to make Sterling Advances or any continuation or extension thereof, as applicable, shall be suspended until such Lender determines that it would no longer be unlawful or impractical to do so, provided that Borrower shall continue to be entitled to make elections for Sterling Advances from any other Lenders; and Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Sterling Advances, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Sterling Advances, or (ii) convert the then outstanding principal amount of each such Sterling Advances to a US Advance, a Canadian Dollar Advance or a Euro Advance; provided that if Borrower elects to make such conversion, Borrower shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.            Conditions Precedent to the Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (with such satisfaction, or waiver, of the conditions precedent being deemed conclusive upon Agent's notice to Borrower thereof).

3.2.            Conditions Precedent to all Extensions of Credit.

The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)   the representations and warranties of any Loan Party contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)   no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c)   if any request in a calendar month for such extension of credit would cause Revolver Usage to exceed $300,000,000, Borrower shall have delivered to Agent during such month and prior to such requested extension of credit the Certificate re Consolidated EBITDA Calculation for the most recently ended four fiscal quarter period for which financial statements are available to Parent, certifying as to the maximum amount of Revolver Usage that may be outstanding during such month that will not cause the Obligations to breach Sections 3.8 or 3.14 of the Senior Unsecured Trust Indenture (or, after the consummation of any Permitted Senior Unsecured Debt Refinancing, the corresponding sections of the Permitted Refinancing Senior Unsecured Trust Indenture).

3.3.            Maturity.

This Agreement shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4.            Effect of Maturity.

On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (and, as a part of such Obligations becoming due and payable, Borrower shall immediately and automatically be obligated to provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization, in each case, to the extent such Obligations are not otherwise paid in full in cash on the Maturity Date). No termination of the obligations of the Lender Group (other than payment in full of the Obligations (other than Surviving Obligations) and termination of the Revolver Commitments) shall relieve or discharge any Loan Party of its duties, Obligations (other than Surviving Obligations), or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Revolver Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower's sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5.            Early Termination by Borrower.

Borrower has the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Commitments hereunder by paying to Agent the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

3.6.            Conditions Subsequent.

The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.            Due Organization and Qualification; Subsidiaries.

(a)   Each Loan Party (i) is duly organized or incorporated and existing and in good standing (where applicable) under the laws of the jurisdiction of its organization, (ii) qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)   Set forth on Schedule 4.1(b) is, as of the Closing Date, a complete and accurate description of the authorized capital Stock of Parent, by class, and a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Parent's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)   Set forth on Schedule 4.1(c), is, as of the Closing Date, a complete and accurate list of the Parent's direct and indirect Subsidiaries, showing: (i) the percentage ownership by Parent of the outstanding shares of each class of common and preferred Stock of each of Parent’s direct Subsidiaries, and (ii) the percentage ownership by each of Parent’s direct and indirect Subsidiaries that are Loan Parties of the outstanding shares of each class of common and preferred Stock of such Subsidiary’s direct Subsidiaries. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)   Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent's Subsidiaries' capital Stock, including any put option or any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 4.1(c), neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.2.            Due Authorization; No Conflict.

(a)   As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)   As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party's interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3.            Governmental Consents.

The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4.            Binding Obligations; Perfected Liens.

(a)   Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except (i) as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally and (ii) as the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before any proceeding therefore may be brought.

(b)   Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements, the delivery to, and possession by, Agent of any Collateral perfected only by means of possession, and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens. Without limiting the foregoing, it is not necessary that the Loan Documents be filed, recorded or enrolled with any Governmental Authority or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents except:

(i)                 registration of particulars of any Security Agreement granted by a UK Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 and payment of associated fees or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees; and

(ii)              registration of the UK Security Agreement described in clause (a) of the definition of UK Security Agreement at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees;

which registrations, filings, taxes and fees were made and paid promptly after the date of the relative Security Agreement.

(c)   Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and it is not subject to any prior ranking or pari passu ranking Collateral.

4.5.            Title to Assets; No Encumbrances.

Each of the Loan Parties has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.            Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)   The full legal name (within the meaning of Section 9-503 of the Code) of (and including any French or combined form of name) and jurisdiction of organization or incorporation of each Loan Party and each other Significant Party is, as of the Closing Date, set forth on Schedule 4.6(a).

(b)   The chief executive office or registered office (as applicable) of each Loan Party is, as of the Closing Date, located at the address indicated on Schedule 4.6(b).

(c)   Each Loan Party's tax identification numbers and organizational or company identification numbers are, as of the Closing Date, identified on Schedule 4.6(c).

(d)   To the knowledge of Borrower, no Loan Party and no Subsidiary of a Loan Party holds, as of the Closing Date, any commercial tort claims, the Dollar Equivalent amount of which exceeds $1,500,000 in amount, except as set forth on Schedule 4.6(d).

4.7.            Litigation.

(a)   There are no actions, suits, or proceedings pending or, to the knowledge of Borrower threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b)   Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Closing Date, is pending or, to the best knowledge of Borrower threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties' and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8.            Compliance with Laws.

No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9.            No Material Adverse Change.

All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by a Loan Party to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10.        Fraudulent Transfer.

(a)   The Loan Parties, on a consolidated basis, are Solvent.

(b)   No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11.        Employee Benefits.

(a)   Except as set forth on Schedule 4.11(a), no Loan Party and none of their Subsidiaries has, maintains, administers or contributes to any Canadian Defined Benefit Plan or has any liability in respect of any Canadian Defined Benefit Plan. Except as set forth on Schedule 4.11(a), no Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan;

(b)   Each Loan Party has operated each Plan in compliance in all material respects with ERISA, the IRC and all applicable laws regarding each Plan;

(c)   Each Loan Party has performed all obligations required to be performed by it under, and is not in default under or in violation of the terms of each Benefit Plan;

(d)   Each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification;

(e)   No material liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Benefit Plan;

(f)    Except as set forth in Schedule 4.11(f), no Notification Event exists or has occurred in the past five (5) years;

(g)   No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time;

(h)   No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC at any time during the past six (6) years;

(i)     Except as set forth in Schedule 4.11, as of the Closing Date, overtime pay, vacation pay, premiums for unemployment insurance, health and welfare insurance premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments have been fully paid by each Canadian Loan Party as they have become due in the normal course or, in the case of accrued unpaid overtime pay or accrued unpaid vacation pay for Canadian Employees, has been accurately accounted for in the books and records of each Canadian Loan Party or has been reported pursuant to the collateral reporting obligation pursuant to Section 5.2;

(j)     No improvements to any Canadian Pension Plan or Canadian Employee Plan have been promised, except such improvements as, as of the Closing Date, are disclosed on, Schedule 4.11;

(k)   No Canadian Loan Party, as of the Closing Date, provides a Canadian Pension Plan to any Canadian Employees or other retirement plan or other non-pension benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees, except as disclosed on Schedule 4.11;

(l)     The Canadian Loan Parties have administered and, where applicable, funded the Canadian Pension Plans and the Canadian Employee Plans in compliance in all material respects with their terms and with applicable law;

(m) Except as disclosed in Schedule 4.11:

(i)                 No Canadian Loan Party is, as of the Closing Date, (i) a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Canadian Employees or (ii) currently the subject of any union reorganization effort or any labor negotiation; and

(ii)              There is no complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee;

(n)   All contributions, assessments, premiums, fees, taxes, penalties or fines in relation to the Canadian Employees have, as of the Closing Date, been duly paid and there is no outstanding liability of any kind in relation to the employment of the Canadian Employees or the termination of employment of any Canadian Employee;

(o)   Each Canadian Loan Party is, as of the Closing Date, in compliance with all requirements of Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time; and

(p)   As of the Closing Date, no UK Loan Party is or has at any time prior to the Closing Date been: (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (B)"connected" with or an "associate" (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer. As of the Closing Date, no UK Loan Party has been issued with Financial Support Direction or Contribution Notice in respect of any pension scheme.

4.12.        Environmental Condition.

Except as set forth on Schedule 4.12, (a) to Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (b) to Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries other than Liens to the extent the liability secured thereby does not exceed $1,000,000 in the aggregate for all such Liens, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13.        Intellectual Property.

Each Significant Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 is, as of the Closing Date, a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, licenses, industrial designs and any other form of intellectual property and registrations or applications therefore as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee.

4.14.        Leases.

Each Significant Party enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Significant Party exists under any of them.

4.15.        Deposit Accounts and Securities Accounts.

Set forth on Schedule 4.15 is, as of the Closing Date, a listing of all of the Significant Parties' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16.        Complete Disclosure.

All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on April 21, 2016, represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower's good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17.        Material Contracts.

Set forth on Schedule 4.17 is, as of the Closing Date, a reasonably detailed description of the Material Contracts of each Loan Party. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to Borrower's knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party.

4.18.        Patriot Act and Anti-Money Laundering & Anti- Terrorism.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001,as amended) (the "Patriot Act"), and (c) Canadian Anti-Money Laundering & Anti-Terrorism Legislation. No part of the proceeds of the loans or Letters of Credit made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended~~<.>~~ or otherwise used in any manner that would result in a violation of any Anti-Money Laundering Laws by an Person (including any Lender, Bank Product Provider or other individual or entity participating in any transaction). To Borrower's knowledge, each of the Loan Parties has implemented and maintains in effect policies and procedures designed to ensure compliance with Anti-Money Laundering Laws by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Money Laundering Laws in all material respects.

4.19.        Indebtedness.

Set forth on Schedule 4.19 is a true and complete list of all Indebtedness with a principal amount in excess of $1,000,000 as of the Closing Date of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20.        Payment of Taxes.

Except as otherwise permitted under Section 5.5, all foreign, federal, state and provincial income tax returns and reports, and all other tax returns and reports in excess of $500,000, of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed (taking into account any applicable permitted extensions), and all such taxes shown as due and payable on such tax returns, and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower knows of no proposed tax assessment against a Loan Party or any of its Subsidiaries, other than any such assessment that is being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21.        Margin Stock.

No Loan Party owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. No Loan Party expects to acquire any Margin Stock.

4.22.        Governmental Regulation.

No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state, provincial or territorial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.23.        Anti-Corruption Laws, Sanctions and OFAC.

To Borrower's knowledge, no Loan Party nor any of its Subsidiaries is in violation of any Sanctions. To Borrower's knowledge, no Loan Party nor any of its Subsidiaries, nor any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has of its assets located in Sanctioned Entities, or (c) derives its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. To Borrower's knowledge, ~~<the>~~no proceeds of any Advance or Letter of Credit issued hereunder will ~~<not >~~be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or otherwise used in any manner that would result in a violation of any Sanction or Anti-Corruption Law by an Person (including any Lender, Bank Product Provider or other individual or entity participating in any transaction). To Borrower's knowledge, each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws in all material respects.

4.24.        Employee and Labor Matters.

Except as could not reasonably be expected to result in a Material Adverse Change, there is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries, or (iii) to the knowledge of Borrower, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. Except as could not reasonably be expected to result in a Material Adverse Change, none of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25.        Parent as a Holding Company.

Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, Senior Unsecured Debt Documents, guarantees with respect to Earn-outs and guarantees with respect to lease payment and similar real estate-related payments (including with respect to any real estate owned by it or any of its Subsidiaries)), own any material assets (other than the Stock of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries and business or operations incidental thereto).

4.26.        Senior Unsecured Debt Documents.

Borrower has delivered to Agent a complete and correct copy of the Senior Unsecured Debt Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Senior Unsecured Debt Documents has been duly authorized by all necessary action on the part of each Loan Party a party thereto. Each Senior Unsecured Debt Document is the legal, valid and binding obligation of each Loan Party a party thereto, enforceable against such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Loan Parties are not in default in the performance or compliance with any provisions thereof. All representations and warranties made by Loan Parties in the Senior Unsecured Debt Documents and in the certificates delivered in connection therewith are true and correct in all material respects.

4.27.        Centre of Main Interests and Establishments.

For the purposes of the Insolvency Regulation, each UK Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in its jurisdiction of incorporation and none of them have an "establishment” (as that term is used in Article 2(~~<h>~~10) of the Insolvency Regulation) in any other jurisdiction.

4.28.        Location.

The tangible assets of the Loan Parties are not stored with a bailee, warehouseman, or similar party and, as of the Closing Date, with respect to tangible assets exceeding the Dollar Equivalent of $1,000,000, are located only at, or in-transit between or to, the locations identified on Schedule 4.28.

4.29.        Existing Obligations Pertaining to Acquisitions.

Set forth on Schedule 4.29 is a true and complete list of all Earn-outs, holdbacks and principal payments in respect of Indebtedness, owing by any Loan Party pursuant to any Acquisition consummated prior to the Closing Date, and such Schedule accurately sets forth the estimated aggregate amount of such Earn-outs, holdbacks and principal payments owing as of the Closing Date.

4.30.        Withholding and Remittances.

Each Loan Party has withheld and remitted all required amounts within the prescribed periods to the appropriate Governmental Authorities and in particular has deducted, remitted and paid all Canada Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes, excise taxes and has charged and remitted all sales, use, goods and services, harmonized sales or similar taxes and other taxes payable under applicable law by them, and, furthermore, have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, including without limitation all payroll deductions required to be withheld and has remitted such amounts to the proper Governmental Authority within the time required under applicable law.

5.	AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations (other than Surviving Obligations), the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1.            Financial Statements, Reports, Certificates.

Deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each Loan Party agrees that neither it nor any Subsidiary will have a fiscal year different from that of Parent. In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP. Each Loan Party shall, and shall cause each other Significant Party to, also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (b) maintain its billing systems/practices as approved by Agent prior to the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2.            Collateral Reporting.

Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3.            Existence.

Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing (where applicable) in its jurisdiction of organization or incorporation) and all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person's board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

5.4.            Maintenance of Properties.

Except as could not reasonably be expected to result in a Material Adverse Change, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

5.5.            Taxes.

Cause all foreign, federal, provincial and state taxes, and all other assessments and taxes in excess of $500,000, imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Each Loan Party will and will cause each of its Subsidiaries to make timely payment, remittance or deposit of all foreign, federal, provincial and state tax payments, and all other tax payments in excess of $500,000, and all withholding taxes and other withholdings required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, Canada Pension Plan, provincial pension plans, employer health tax, Canadian employment insurance, and local, state, provincial and federal income taxes and excise taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Loan Party and its Subsidiaries have made such payments or deposits.

5.6.            Insurance.

At Borrower's expense, each Loan Party shall maintain and shall cause each of its Subsidiaries to maintain insurance respecting such Loan Parties' and its Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Each Loan Party also shall maintain (and cause each of its Subsidiaries to maintain) business interruption, general liability, product liability insurance, director's and officer's liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All proceeds of insurance shall be paid to Agent and applied to the Obligations as provided in Section 2.4(b); provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower's intention to apply such monies to the costs of replacement of the properties or assets that are the subject of the casualty giving rise to such proceeds, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 270 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such casualty shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such casualty unless and to the extent that such applicable period shall have expired without such replacement being completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(b). All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower's expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss the Dollar Equivalent amount of which exceeds $1,500,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.            Inspection.

Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and which shall be, so long as no Default or Event of Default exists, (i) with reasonable prior notice to Borrower and (ii) not more than twice per calendar year.

5.8.            Compliance with Laws.

(i) Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change~~< and>~~, (ii) comply with all applicable Sanctions and comply in all material respects with Anti-Money Laundering Laws and Anti-Corruption Laws and (iii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and applicable Sanctions.

5.9.            Environmental.

Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change:

(a)   keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)   comply with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)   promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)   promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of an environmental violation, citation, or other environmental administrative order from a Governmental Authority.

5.10.        Disclosure Updates.

Promptly and in no event later than 15 days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.        Formation of Subsidiaries.

At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (or any Minority-Owned Entity in connection with a Permitted Acquisition) after the Closing Date, such Loan Party shall (a) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary (other than an Insignificant Party until such time as such Subsidiary is no longer an Insignificant Party and Agent has provided Borrower with notice thereof) (or such new Minority-Owned Entity in connection with a Permitted Acquisition) to provide to Agent a guaranty of the Obligations, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary (or such new Minority-Owned Entity in connection with a Permitted Acquisition) with an appraisal or Loan Party’s good-faith estimate of the current value of such real property in excess of $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (or Minority-Owned Entity in connection with a Permitted Acquisition) to secure the guaranty of the Obligations); provided that such guaranty and such security documents shall not be required to be provided to Agent with respect to any Subsidiary of Parent (or any Minority-Owned Entity) that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (or such new Minority-Owned Entity in connection with a Permitted Acquisition) reasonably satisfactory to Agent to secure the Obligations; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of Parent (or Minority-Owned Entity in connection with a Permitted Acquisition) that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary (or such Minority-Owned Entity)), and (c) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including, unless waived by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a requirement to provide a mortgage in accordance with the terms of this Section 5.11). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document. Notwithstanding anything contained herein to the contrary, none of ~~<KBS+P Atlanta LLC, Kirshenbaum Bond & Partners West LLC, Outeractive, LLC, Pulse Marketing, LLC, Skinny NYC LLC, Track 21 LLC, >~~8391009 Canada Limited, ~~<Capital C Partners GP Inc., >~~TS Holdings LP~~<, Studio Pica Inc., Trapeze Media Limited,>~~ and Tree City Inc. ~~<and X Connections Inc., >~~shall be deemed to be, or required to become, a Loan Party so long as, and to the extent that, such Person ~~<either (i) is liquidated, wound up or dissolved within 90 days after the Closing Date or (ii) >~~at all times (x) generates revenue (excluding intercompany sales among Loan Parties and their Subsidiaries), as of any date of determination, for the 12 month period most recently ended, in an amount not to exceed the Dollar Equivalent of $250,000 and (y) owns assets (excluding intercompany receivables from Loan Parties and their Subsidiaries) in an amount not to exceed the Dollar Equivalent of $250,000.

5.12.        Further Assurances.

At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, Security Agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to (x) create, perfect, and continue the perfection of or to better perfect Agent's Liens under the Loan Documents (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), (y) subject to the terms of the Loan Documents, to create and perfect Liens in favor of Agent in any Real Property acquired by Loan Parties after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent (or any Minority-Owned Entity) that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby; provided, further, that in connection with any Real Property, Borrower will deliver such documents as are reasonably requested by any Lender in connection with compliance with the National Flood Insurance Reform Act of 1994 and related legislation and regulations. To the maximum extent permitted by applicable law, each of Parent and Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are ~~<guarantied>~~guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties and all of the outstanding capital Stock of Parent's Subsidiaries, in each case to the extent required by the terms of the Loan Documents (and subject to exceptions and limitations contained in the Loan Documents with respect to CFCs). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation (which shall evidence that such flood insurance is in an amount required by applicable law) and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event any CFC identified on Schedule 5.12 hereto has become a Loan Party or pledged all or a portion of its assets, had its Stock pledged as collateral, or otherwise has provided financial support for the Obligations (collectively, "CFC Obligations"), and the Agent, in consultation with the Borrower, determines that maintaining such CFC Obligations would result in adverse tax consequences to Parent, the Borrower or any other Loan Party, then, upon written notice from the Borrower to the Agent, (i) any such CFC listed on Table 1 of Schedule 5.12, shall be removed as a Loan Party and such CFC Obligations shall be terminated so long as, in each case, both before and after giving effect to such removal and such termination: (x) no Default or Event of Default exists or would otherwise arise as a result thereof; (y) Excess Availability, after giving effect thereto, exceeds the Applicable Excess Availability Amount; and (z) Availability, after giving effect thereto, exceeds the Applicable Availability Amount and (ii) the pledge of the total outstanding voting Stock of any such CFC listed on Table 2 of Schedule 5.12 shall be reduced from 100% to 65%.

5.13.        Lender Meetings.

Within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Parent in consultation with Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14.        Locations.

Keep each Loan Parties' tangible assets exceeding the Dollar Equivalent of $1,000,000 only at the locations identified on Schedule 4.28 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Loan Parties may move tangible assets exceeding the Dollar Equivalent of $1,000,000 to other locations so long as (a) Borrower provides written notice to Agent not less than 10 days prior to the date on which such tangible assets are moved to such new location or such chief executive office is relocated (or such later date as agreed to by Agent in its Permitted Discretion), (b) such new location is within the country of its previous location, and (c) in the case of a change of chief executive office, at the time of such written notification, Borrower uses reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto.

5.15.        Canadian Pension and Benefit Plans.

(a)               The Canadian Loan Parties will cause to be delivered to Agent, promptly upon Agent's written request, acting reasonably, a copy of each Canadian Employee Plan and of any Canadian Pension Plan, and, if applicable, related actuarial valuations, trust agreements or other funding instruments and all amendments thereto and any correspondence with any Governmental Authority relating to the termination or proposed termination of the plan or the plan's compliance with applicable law.

(b)               The Canadian Loan Parties shall administer the Canadian Employee Plans and any Canadian Pension Plan in accordance with their terms and with applicable law, including Canadian Employee Benefits Legislation, provided that any Canadian Loan Party may amend a Canadian Employee Plan or any Canadian Pension Plan as permitted under the terms of such plan and applicable law, provided that such amendment does not constitute a Material Adverse Change with respect to such Canadian Loan Party.

(c)               The Canadian Loan Parties will cause all reports and disclosures required by any Canadian Pension Plan or the applicable Canadian Employee Benefits Legislation to be filed and distributed as required.

(d)               Each applicable Canadian Loan Party shall perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by such Canadian Loan Party in connection with any applicable Canadian Pension Plan and Canadian Employee Plan and the funding therefor; make and pay all current service and, as applicable, special payments relating to solvency deficiencies under any applicable Canadian Pension Plan and pay all premiums required to be made or paid by it in accordance with the terms of each applicable Canadian Employee Plan and the Canadian Employee Benefits Legislation and withhold by way of authorized payroll deductions or otherwise collect and pay into the applicable Canadian Pension Plan all employee contributions required to be withheld or collected by it in accordance with the terms of any applicable Canadian Pension Plan or Canadian Employee Plan and the Canadian Employee Benefits Legislation; and ensure that, to the extent that such Canadian Loan Party sponsors or is required to contribute to any Canadian Defined Benefit Plan, that such plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the actuarial valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP).

5.16.        UK Pension and Benefit Plans.

(a)               Each UK Loan Party shall ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any UK Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Change.

(b)               Each UK Loan Party shall ensure that it is not or has not been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.

(c)               Each UK Loan Party shall deliver to the Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Loan Parties); and (ii) at any other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in clause (a) above.

(d)               Each UK Loan Party shall promptly notify the Agent of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

5.17.        Certain Notices.

Delivery of the following notices to Agent:

(a)   In the event at any time after the Closing Date Schedule 4.1(b) does not accurately reflect a complete and accurate description of the authorized capital Stock of Parent, by class, and a description of the number of shares of each such class that are issued and outstanding, Borrower shall, at the time Borrower provides to Agent its monthly reports as required under Schedule 5.1, deliver an updated Schedule 4.1(b) to Agent containing such information as is necessary to make such schedule accurate as of the last day of the most recently ended month;

(b)   In the event at any time after the Closing Date Schedule 4.1(c) does not (i) accurately reflect a complete and accurate list of the percentage ownership by each Loan Party of the outstanding shares of each class of common and preferred Stock of each such Loan Party's direct Subsidiaries that are Significant Parties or (ii) in all material respects, accurately reflect a complete and accurate list of the percentage ownership by each Loan Party of the outstanding shares of each class of common and preferred Stock of each such Loan Party's direct Subsidiaries that are Insignificant Parties, Borrower shall, at the time Borrower provides to Agent its quarterly financial statements as required under Schedule 5.1, deliver an updated Schedule 4.1(c) to Agent containing such information as is necessary to make such schedule accurate (or in the case of the foregoing clause (ii), accurate in all material respects) as of the last day of the most recently ended fiscal quarter;

(c)   In the event at any time after the Closing Date Schedule 4.6(a) does not accurately reflect the full legal name (within the meaning of Section 9-503 of the Code) of (and including any French or combined form of name) and jurisdiction of organization of each Loan Party and each other Significant Party, Borrower shall, within 30 days of the date such schedule becomes inaccurate, deliver an updated Schedule 4.6(a) to Agent containing such information as is necessary to make such schedule accurate as of the date such schedule is delivered;

(d)   In the event at any time after the Closing Date Schedule 4.6(b) does not accurately reflect the chief executive office of each Loan Party, Borrower shall, within 30 days of the date such schedule becomes inaccurate, deliver an updated Schedule 4.6(b) to Agent containing such information as is necessary to make such schedule accurate as of the date such schedule is delivered;

(e)   In the event at any time after the Closing Date Schedule 4.6(c) does not accurately reflect each Loan Party's tax identification numbers and organizational identification numbers, Borrower shall, within 30 days of the date such schedule becomes inaccurate, deliver an updated Schedule 4.6(c) to Agent containing such information as is necessary to make such schedule accurate as of the date such schedule is delivered;

(f)    In the event at any time after the Closing Date Schedule 4.7(b) does not accurately set forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that is pending or, to the best knowledge of Borrower threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change, Borrower shall, at the time Borrower provides to Agent its monthly reports as required under Schedule 5.1, deliver an updated Schedule 4.7(b) to Agent containing such information as is necessary to make such schedule accurate as of the last day of the most recently ended month;

(g)   In the event at any time after the Closing Date the disclosures set forth on Schedule 4.11 are not true and accurate, in all material respects, and are incomplete by omitting to state any fact necessary to make such information not misleading, Borrower shall, at the time Borrower provides to Agent its quarterly financial statements as required under Schedule 5.1, deliver an updated Schedule 4.11 to Agent containing such information as is necessary to make such schedule accurate as of the last day of the most recently ended fiscal quarter;

(h)   In the event at any time after the Closing Date, Schedule 4.17 does not accurately reflect a reasonably detailed description of the Material Contracts of each Loan Party, Borrower shall, at the time Borrower provides to Agent its quarterly financial statements as required under Schedule 5.1, deliver an updated Schedule 4.17 to Agent containing such information as is necessary to make such schedule accurate as of the last day of the most recently ended fiscal quarter;

(i)     In the event at any time after the Closing Date, Schedule 4.28 does not accurately reflect the locations of all tangible assets of the Loan Parties exceeding the Dollar Equivalent of $500,000, Borrower shall, at the time Borrower provides to Agent its quarterly financial statements as required under Schedule 5.1, deliver an updated Schedule 4.28 to Agent containing such information as is necessary to make such schedule accurate as of the date such schedule is delivered;

(j)     In the event any Subsidiary of Parent desires to make any Restricted Junior Payment, or series of Restricted Junior Payments in a fiscal quarter, to its shareholders and employees and management personnel of its shareholders pursuant to the terms of the shareholder agreements or similar agreements between such Subsidiary and such shareholders (including without limitation any payment or series of payments in respect of and pursuant to the Put Obligations) that exceeds $10,000,000, Borrower shall provide at least 5 days prior written notice thereof to Agent; and

(k)   In the event any Loan Party desires to make any payment, or series of payments in a fiscal quarter, in respect of Earn-outs that exceeds $10,000,000, Borrower shall provide at least 5 days prior written notice thereof to Agent.

5.18.        Compliance with ERISA and the IRC.

In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a liability to the PBGC, to a Benefit Plan or to any other Governmental Authority with respect to any Benefit Plan (other than to pay contributions or premiums payable in the ordinary course) that could reasonably be expected to result in a Material Adverse Change, (c)  not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (d) operate each Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent's written request such additional information about any Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Benefit Plan, except as could not reasonably be expected to result in material liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.19.        ~~<Sweep of Kingsdale Accounts>~~[Reserved].

~~<The Loan Parties shall, or shall cause Kingsdale to, on a monthly basis (or on a more frequent basis if requested by Agent at any time after an Event of Default has occurred and is continuing) wire all Trust Account Spread Amounts in each Kingsdale Account to a Controlled Account, provided, that (x) with respect to Kingsdale Accounts located in the United States, so long as no Event of Default has occurred and is continuing, only the portion of Trust Account Spread Amounts on deposit in such Kingsdale Accounts in excess of an aggregate US Dollar Equivalent amount equal to (i) $6,000,000 less (ii) the aggregate Dollar Equivalent amount on deposit in all Deposit Accounts referenced in Section 6.11(b)(i) shall be required to be wired to a Controlled Account pursuant to this Section 5.19 and (y) with respect to Kingsdale Accounts located outside the United States, so long as no Event of Default has occurred and is continuing, only the portion of Trust Account Spread Amounts on deposit in such Kingsdale Accounts in excess of an aggregate US Dollar Equivalent amount equal to (i) $15,000,000 less (ii) the aggregate Dollar Equivalent amount on deposit in all Deposit Accounts referenced in Section 6.11(b)(ii) shall be required to be wired to a Controlled Account pursuant to this Section 5.19.>~~

5.20.        Center of Main Interest~~<.>~~. Each UK Loan Party shall maintain its centre of main interests in its jurisdiction of incorporation for the purposes of the Insolvency Regulation.

5.21.        People with Significant Control Regime. Each Loan Party shall (a) within the relevant timeframe, comply with any "warning notice" as defined in paragraph 1 of Schedule 1B of the Companies Act of 2006 it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.

6.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations (other than Surviving Obligations), the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1.            Indebtedness.

Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.            Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.            Restrictions on Fundamental Changes.

(a)   Other than in order to consummate a Permitted Acquisition or in connection with clause (s) or (t) of the definition of Permitted Investment, enter into any merger, consolidation, reorganization, amalgamation or recapitalization, or reclassify its Stock, except for (i) any merger or amalgamation between Loan Parties, provided that Borrower must be the surviving entity of any such merger to which it is a party and no merger or amalgamation may occur between Parent and Borrower, (ii) any merger between Loan Parties and Subsidiaries of Parent that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,

(b)   Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or

(c)   Suspend or go out of a substantial portion of its or their business, except with respect to an Insignificant Party or as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4.            Disposal of Assets.

Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 and 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Parent's or its Subsidiaries assets.

6.5.            Change Name.

Except as permitted under Section 6.3, change Parent's or any of its Subsidiaries' name, organizational or company identification number, jurisdiction of organization or incorporation or organizational identity; provided, however, that Parent or any of its Subsidiaries may change their names upon at least 5 days prior written notice to Agent of such change (or such shorter period as Agent may agree to in its sole discretion).

6.6.            Nature of Business.

Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7.            Prepayments and Amendments.

(a)   Except in connection with Earn-outs, Permitted Senior Unsecured Debt Refinancings and Refinancing Indebtedness permitted by Section 6.1,

(i)                 optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances, or,

(ii)              make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions.

(b)   Except with respect to Earn-outs and the Obligations, directly or indirectly, amend, modify, or change any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness (other than (x)  Permitted Intercompany Advances and (y) Indebtedness permitted under clauses (c), (e), (f), (h), (i), (j), (k), (l), (m), (r) and (s) of the definition of Permitted Indebtedness) if (1) such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Permitted Indebtedness, (2) would increase the interest rate applicable to such Permitted Indebtedness, (3) would change the subordination provision, if any, of such Permitted Indebtedness, or (4) would otherwise be adverse to the Lenders or the issuer of such Permitted Indebtedness in any material respect; provided that, notwithstanding the foregoing, the Senior Unsecured Debt Documents shall not amended, modified or supplemented to (A) increase the maximum principal amount of the Senior Unsecured Debt, (B) increase the rate of interest on any of the Senior Unsecured Debt, (C) change the dates upon which payments of principal or interest on the Senior Unsecured Debt are due, (D) change or add any event of default or any covenant with respect to the Senior Unsecured Debt, (E) change any redemption or prepayment provisions of the Senior Unsecured Debt, (F) alter the subordination provisions with respect to the Senior Unsecured Debt, including, without limitation, subordinating the Senior Unsecured Debt to any other indebtedness, (G) take any liens or security interests in any assets of any Loan Party, or (H) change or amend any other term of the Senior Unsecured Debt Documents if such change or amendment would result in an Event of Default, increase the obligations of any Loan Party or confer additional material rights on any holder of the Senior Unsecured Debt in a manner adverse to any Loan Party, Agent or any Lenders.

(c)   Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)                 any Material Contract except to the extent that the effect thereof, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, or

(ii)              the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8.            Change of Control.

Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9.            Restricted Junior Payments.

Make any Restricted Junior Payment; provided, that (a) any Subsidiary of Parent may declare and pay dividends to a Loan Party (other than Parent), (b) any Subsidiary of Parent may pay dividends to Parent (i) in amounts necessary to pay customary expenses of the Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (ii) in amounts necessary to pay taxes when due and owing by Parent, (c) any Subsidiary of Parent or the applicable parent company of such Subsidiary may make Restricted Junior Payments to such Subsidiary's shareholders and employees and management personnel of such Subsidiary's shareholders pursuant to the terms of the shareholder agreements or similar agreements between such Subsidiary or the applicable parent company of such Subsidiary and such shareholders (excluding payments in respect of and pursuant to Management Appreciation Interests, but including payments in respect of and pursuant to the Put Obligations), (d) so long as (i) no Default or Event of Default exists or would otherwise arise as a result thereof, (ii) Excess Availability, after giving effect thereto, exceeds the Applicable Excess Availability Amount and (iii) Availability, after giving effect thereto, exceeds the Applicable Availability Amount, Parent and any Subsidiary of Parent may (x) repurchase from its employees Stock of Parent or such Subsidiary or (y) declare or pay any dividend or make any other payment or distribution, direct or indirect, on account of Management Appreciation Interests of Parent or such Subsidiary up to an aggregate amount, for all such repurchases, dividends, payments and distributions by Parent and all Subsidiaries of Parent permitted pursuant to this clause (d), not to exceed $15,000,000 in any fiscal year; provided, that if the amount of repurchases, dividends, payments and distributions permitted to be made in any fiscal year as set forth in the preceding clause (d) is greater than the actual amount of repurchases, dividends, payments and distributions actually made pursuant to the preceding clause (d) in such fiscal year (the amount by which such permitted repurchases, dividends, payments and distributions for such fiscal year exceeds the actual amount of repurchase, dividends, payments and distributions made during such fiscal year, the "Excess Amount"), then such Excess Amount may be carried forward to the next succeeding fiscal year, (e) any Loan Party may make payments in respect of Earn-outs, (f) so long as (i) no Default or Event of Default exists or would otherwise arise as a result thereof, (ii) Excess Availability, after giving effect thereto, exceeds the Applicable Excess Availability Amount and (iii) Availability, after giving effect thereto, exceeds the Applicable Availability Amount, Parent may declare or pay dividends on account of Stock of Parent in an amount per fiscal year up to the product of (x) the Annual Dividend Amount and (y) the number of outstanding shares of such Stock (including unvested restricted shares and/or shares included in restricted stock units granted pursuant to the Parent's 2011 Stock Incentive Plan or any successor plan, but excluding any shares issued in a stock split or similar transaction), and (g) so long as (i) no Default or Event of Default exists or would otherwise arise as a result thereof, (ii) Excess Availability, after giving effect thereto, exceeds the Applicable Excess Availability Amount and (iii) Availability, after giving effect thereto, exceeds the Applicable Availability Amount (such conditions, collectively, the "Restricted Junior Payment Basket Conditions"), Parent and its Subsidiaries may make Restricted Junior Payments in any fiscal year, not otherwise permitted pursuant to clauses (a) through (f) above, up to an aggregate amount not to exceed an amount equal to (1) 85% of Excess Cash Flow for the period commencing January 1, 2012 and ending on the last day of the then most recently ended fiscal quarter less (2) the sum of (x) the aggregate amount of Restricted Junior Payments made pursuant to this clause (g) and clause (f) of this Section 6.9 during the period commencing on January 1, 2013 and ending on such date and (y) the aggregate amount of Investments made pursuant to clause (t) of the definition of "Permitted Investments" during the period commencing January 1, 2013 and ending on such date~~<.>~~; provided further that (i) Restricted Junior Payments pursuant to clause (f) of the foregoing first proviso of this Section 6.9 shall not be permitted on or after the Second Amendment Effective Date and (ii) Restricted Junior Payments pursuant to clause (g) of the foregoing first proviso of this Section 6.9 shall not be permitted on or after the Second Amendment Effective Date with respect to any Senior Unsecured Debt except to the extent otherwise permitted in accordance with the requirements of Section 6.7 hereof.

6.10.        Accounting Methods.

Modify or change its fiscal year or its method of accounting (to the extent any such change in methodology is not permitted by GAAP).

6.11.        Investments; Controlled Investments.

(a)   Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)   Other than (i) with respect to Deposit Accounts located in the United States, an aggregate Dollar Equivalent amount of not more than $6,000,000 at any one time for a period of more than 4 consecutive days, in the case of Parent and its Subsidiaries, (ii) with respect to Deposit Accounts located outside the United States, an aggregate Dollar Equivalent amount of not more than $30,000,000 at any one time for a period of more than 4 consecutive days, in the case of Parent and its Subsidiaries, (iii) amounts deposited into Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent's or its Subsidiaries' employees, (iv) amounts up to $500,000 deposited into Deposit Accounts specifically and exclusively used for the payment of sales taxes by Parent's or its Subsidiaries', (v) Deposit Accounts of any Loan Party or any Subsidiary of Parent which was the target of a Permitted Acquisition, for a period of no more than 45 consecutive Business Days after the consummation of such Permitted Acquisition, and (vi) with respect to segregated Deposit Accounts specifically and exclusively used to hold only designated media and production-related advances made to a Loan Party by a customer of such Loan Party (and in which no Loan Party has any interest)~~<, and (vii) with respect to the Kingsdale Accounts, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless (x) Parent or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent's Liens in such Permitted Investments and (y) any such cash, Cash Equivalents or amounts credited to Deposit Accounts or Securities Accounts are maintained at a Controlled Account Bank (as defined in the US Security Agreement)>~~. Except as provided in Section 6.11(b)(i) and (ii), Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Notwithstanding the foregoing, other than with respect to clause (vi) above, the aggregate Dollar Equivalent amount of cash or Cash Equivalents of Parent and its Subsidiaries maintained or accumulated outside the United States, Canada, the United Kingdom, Sweden and The Netherlands shall not exceed $15,000,000 at any one time for a period of more than 4 consecutive days.

6.12.        Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:

(a)   transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries, the aggregate Dollar Equivalent amount of which is in excess of $10,000,000 for any single transaction or series of related transactions, provided that this clause (i) shall not be applicable to such transactions to which Stagwell is a party and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a third party; provided that this clause (ii) shall be applicable to such transactions to which Stagwell is a party,

(b)   any customary indemnity provided for the benefit of current or former directors (or comparable managers) of Parent or its applicable Subsidiary,

(c)   any customary payment of reasonable compensation, severance, or employee benefit arrangements to current or former key employees, key officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)   transactions among Borrower and other Loan Parties,

(e)   transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance, and

(f)    the issuance of (i) Stock (other than Prohibited Stock) of Parent to any Permitted Holder or to any director, officer, employee or consultant of Parent or any of its Subsidiaries or (ii) Management Appreciation Interests of any Subsidiary of Parent to any director, officer, employee or consultant of Parent or any of its Subsidiaries so long as such issuance does not cause such Subsidiary to cease to be a Subsidiary of Parent.

6.13.        Use of Proceeds.

Use the proceeds of the Advances (i) for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes and (ii) (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, ~~<or >~~(C) in any manner that would result in the violation of any Sanctions applicable to any party hereto~~<.>~~ or (D) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.14.        Parent as Holding Company.

Permit Parent to incur any liabilities (other than liabilities arising under the Loan Documents), own or acquire any assets (other than the Stock of its Subsidiaries or a de minimis amount of assets) or engage itself in any operations or business, except transactions expressly permitted to be consummated by Parent hereunder or in connection with or incidental to its Subsidiaries and its and their rights and obligations under the Loan Documents.

6.15.        Employee Benefits.

(a)   Terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan, or take any other action with respect to any Benefit Plan, which could reasonably be expected to result in a Material Adverse Change.

(b)   Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to result in a Material Adverse Change.

(c)   Fail to meet, or allow any ERISA Affiliate to fail to meet, the minimum funding standard within the meaning of Section 302 of ERISA or section 412 of the IRC, whether or not waived, with respect to any Plan, which such failure could reasonably be expected to result in a Material Adverse Change.

(d)   Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Benefit Plan if such contribution or assumption could reasonably be expected to result in a Material Adverse Change.

(e)   Amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Benefit Plan under Section 436(f) or Chapter 64 of the IRC.

6.16.        Applications Under the CCAA and BIA.

Borrower and each other Loan Party acknowledges that its business and financial relationships with Agent and the Lenders are unique from its relationship with any other of its creditors. Borrower and each other Loan Party agrees that it shall not file any plan of arrangement under the CCAA or proposal under the BIA which provides for, or would permit, directly or indirectly, Agent or any Lender to be classified with any other creditors of Borrower and each other Loan Party and its Subsidiaries for purposes of such CCAA plan of arrangement, BIA proposal or otherwise.

7.	FINANCIAL COVENANTS.

Each of Parent and Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations (other than Surviving Obligations), Parent and Borrower will comply with each of the following financial covenants:

(a)   Minimum EBITDA. Achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$~~<105,000,000>~~120,000,000	For the 12 month period ending March 31, 2013 and for the 12 month period ending on the last day of each calendar quarter thereafter

(b)   Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.0:1.0	For the 12 month period ending March 31, 2013 and for the 12 month period ending on the last day of each calendar quarter thereafter

(c)   Senior Leverage Ratio. Have a Senior Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Period
2.0:1.0	For the 12 month period ending March 31, 2013 and for the 12 month period ending on the last day of each calendar quarter thereafter

(d)   Intentionally Omitted.

(e)   Total Leverage Ratio. Have a Total Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
6.25:1.0	For the 12 month periods ending March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020"
5.5:1.0	For the 12 month period ending March 31, 2021 and for the 12 month periods ending on the last day of each calendar quarter thereafter"

(f)    Intentionally Omitted.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.            If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations (and for the avoidance of doubt, failure to comply with Section 2.4(e)(iii) shall be an Event of Default under this Section 8.1);

8.2.            If any Loan Party:

(a)               fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (only with respect to Loan Parties), 5.6, 5.7, 5.10, 5.11, 5.17, 5.19 or 5.20 of this Agreement, (ii) Sections 6.1 through 6.14 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the US Security Agreement or Section 6 of the Canadian Security Agreement;

(b)               fails to perform or observe any covenant or other agreement contained in any of Sections 5.4, 5.5, 5.8, 5.12, 5.13, 5.14, 5.15 and 5.16 of this Agreement or any covenant or other agreement contained in any of the UK Security Agreements described in clause (a) of the definition of UK Security Agreement, and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c)               fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3.            If one or more judgments, orders, or awards for the payment of money involving an aggregate Dollar Equivalent amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.            If an Insolvency Proceeding is commenced by a Significant Party;

8.5.            If an Insolvency Proceeding is commenced against a Significant Party and any of the following events (or analogous events under other applicable laws) occur: (a) such Significant Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Significant Party, or (e) an order for relief shall have been issued or entered therein;

8.6.            If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole;

8.7.            If there is an "Event of Default" (as defined in the Senior Unsecured Debt Documents); or if there is a default in one or more other agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party's Indebtedness (excluding, for the avoidance of doubt, Earn-outs) involving an aggregate Dollar Equivalent amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder;

8.8.            If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9.            If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or limitations of foreign laws, rules and regulations);

8.10.        If any Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on Collateral with a fair market value of more than $500,000 covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;

8.11.        The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document; or

8.12.        If any of the following events occurs: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Benefit Plan and such failure could reasonably be expected to result in liability in excess of $5,000,000 in any fiscal year or result in the imposition of a Lien on the property of any Loan Party, (b) a Notification Event, which could reasonably be expected to result in liability in excess of $5,000,000 in any Fiscal Year, either individually or in the aggregate or result in the imposition of a Lien on the property of any Loan Party, or (c) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Benefit Plans and incurs Withdrawal Liability in excess of $5,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due.

8.13.        If (a) any UK Loan Party is unable or admits inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness (excluding any such negotiations with any member of the Lender Group) or (b) a moratorium or other protection from its creditors is declared or imposed in respect of any Indebtedness of any UK Loan Party.

8.14.        Notwithstanding anything to the contrary, upon the occurrence and continuation of an Event of Default pursuant to any provision in Section 8, Borrower may cure such Event of Default and such Event of Default shall no longer be deemed to be continuing only if, (i) such Event of Default was caused by or relates to a Person that is a Loan Party, (ii) such Event of Default would not have occurred if such Person was an Insignificant Party, (iii) such Person is an Immaterial Subsidiary, (iv) within three (3) Business Days after the occurrence of such Event of Default, Borrower delivers to Agent (x) a certificate suspending such Person (a "Suspended Subsidiary") from being a Loan Party and (y) a revised Borrowing Base Certificate excluding such Suspended Subsidiary from the calculation of the Borrowing Base and (v) there are otherwise no other Events of Default under this Agreement. For the avoidance of doubt, upon ten (10) Business Days prior written notice, Borrower may redesignate such Suspended Subsidiary as a Loan Party and re-include it in the calculation of the Borrowing Base so long as no Event of Default is continuing (or would result after giving effect to such redesignation of a Suspended Subsidiary as a Loan Party).

9.	RIGHTS AND REMEDIES.

9.1.            Rights and Remedies.

Upon the occurrence and during the continuation of an Event of Default (but subject to Section 8.14), Agent may, and, at the instruction of the Required Lenders, shall, in each case by written notice to Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:

(a)   declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b)   declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5 (but subject to Section 8.14), in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolver Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and Borrower.

9.2.            Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code or PPSA, as applicable, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.        Demand; Protest; etc.

Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Loan Party may in any way be liable.

10.2.        The Lender Group's Liability for Collateral.

Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code or PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3.        Indemnification.

Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties' compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to (i) any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (ii) any taxes other than taxes that represent losses, claims or damages arising from any non-tax claim. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.4.        Waiver of Damages.

Without limiting any other indemnification provision contained in this Section 10, to the extent permitted by applicable law, Borrower hereby agrees that no Loan Party shall assert, and Borrower hereby waives, and shall cause each other Loan Party to waive, any claim against each Indemnified Person on any theory of liability, for special, consequential or punitive damages (as opposed to actual damages) (whether or not the claim therefore is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advances or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent or Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrower:	c/o MDC Partners Inc.
745 Fifth Avenue, 19th Floor
New York, New York 10151
Attn: Chief Financial Officer
Telephone No.: (646) 429-1818
Fax No. (212) 937-4365

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
One Boston Place, Suite 1800
Boston, Massachusetts 02108
Attn: Business Finance Portfolio Manager
Fax No.(617) 523-1697

with copies to:	GOLDBERG KOHN LTD.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attn: Seth H. Good, Esq.
Fax No. (312) 863-7838

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)   THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)   THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)   TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.        Assignments and Participations.

(a)   With the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender (provided, that, in each case, Borrower shall be deemed to have consented to a proposed assignment unless Borrower objects thereto by written notice to Agent within 5 Business Days after having received notice thereof) and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each, an "Assignee") all or any portion of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that (i) no assignment may be made to a natural person, (ii) no assignment may be made to a Loan Party, Affiliate of a Loan Party, Equity Sponsor, or Affiliate of Equity Sponsor and (iii) no assignment of Advances or Revolver Commitments may be made to a Person that cannot (directly or through an Applicable Designee) lend to Borrower in Dollars, Canadian Dollars, Euros and Sterling; provided, further, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $3,500, and (iv) any assignment of any portion of a Lender's Revolver Commitment shall be accompanied by proportionate assignment of such Lender's US Advances, of such Lender's Canadian Dollar Advances, of such Lender's Euro Advances and of such Lender's Sterling Advances.

(b)   From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a); and provided, for greater certainty that both the assigning Lender and the Assignee shall be entitled to rely on the provisions of Section 16.

(c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.

(e)   Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder and under the other Loan Documents shall be determined as if such Lender had not sold such participation (except where applicable for purposes of Section 16), except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)   Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, or in favor of the Bank of Canada, and such Federal Reserve Bank and the Bank of Canada may enforce such pledge or security interest in any manner permitted under applicable law.

(h)     Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Swing Loans or other obligations under this Agreement (the "Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i)       The Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain, or cause to be maintained, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitment of, and principal amount (and stated interest) of the Swing Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lenders, at any reasonable time and from time to time upon reasonable prior notice.

13.2.        Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Loan Party a party hereto may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from their Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1.

14.	AMENDMENTS; WAIVERS.

14.1.        Amendments and Waivers.

(a)   No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, consent or other modification shall, unless in writing and signed by all of the Lenders directly affected thereby and the Loan Parties that are party thereto, do any of the following:

(i)                 increase the amount of or extend the expiration date of any Revolver Commitment of any Lender,

(ii)              postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)            reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)             amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)              other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,

(vi)             change the definition of "Required Lenders", "Supermajority Lenders" or "Pro Rata Share",

(vii)            contractually subordinate any of Agent's Liens,

(viii)        other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix)             amend any of the provisions of Section 2.4(b)(i) or (ii),

(x)              amend Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xi)             change the definition of Borrowing Base or any of the defined terms (including the definition of Eligible Balance Sheet Billed Accounts) that are materially used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount.

(b)   No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c)   No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,

(d)   No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,

(e)   No amendment, waiver, modification, or consent shall amend, modify, or eliminate anything in Section 7 or any of the defined terms defined terms used in the financial covenants in this Agreement, without written consent of Agent, Borrower and the Supermajority Lenders, and

(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or Borrower, shall not require consent by or the agreement of Parent or Borrower and (ii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-In Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof.

14.2.         Replacement of Certain Lenders.

(a)   If (i) any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of any Lender directly adversely affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not such greater number of the Lenders as may be required by Section 14.1 or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender (a "Holdout Lender") that failed to give its consent, authorization, or agreement or made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)   Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Letters of Credit) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3.          No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.          Appointment and Authorization of Agent.

Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.        Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct. Upon the occurrence and continuance of an Event of Default, Agent reserves the right to execute any of its duties under this Agreement or any other Loan Document by or through agents, including but not limited to, appointing a Canadian agent to hold, realize or enforce any Loan Document.

15.3.        Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4.        Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, of it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.        Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.        Credit Decision.

Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.        Costs and Expenses; Indemnification.

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.        Agent in Individual Capacity.

WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFCF in its individual capacity.

15.9.        Successor Agent.

Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower; provided, that if an Event of Default exists, Agent shall not be required to provide such notice to Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 and Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.    Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.    Collateral Matters.

(a)   The Lenders hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement, ~~<or >~~(v) to the extent the Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty , or (vi) as permitted by Section 5.12. The Lenders hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code or PPSA, as applicable, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code (US law), or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and is so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)   Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

(c)   Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action reasonably requested by Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit the consummation of any transaction that is permitted by this Agreement or that has been consented to in accordance with Section 14.1.

15.12.    Restrictions on Actions by Lenders; Sharing of Payments.

(a)   Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)   If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.    Agency for Perfection.

Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

15.14.    Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.    Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a)   is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each a "Report" and collectively, "Reports") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)   expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)   expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Loan Parties' personnel,

(d)   agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17.    Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.    Sole Lead Arranger and Sole Book Runner.

Each of the Sole Lead Arranger and Sole Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Lender. Without limiting the foregoing, each of the Sole Lead Arranger and Sole Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Sole Lead Arranger or Sole Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Sole Lead Arrangers and Sole Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrower.

15.19.    Actions through Sub-Agents.

Agent may perform any or all of its duties and may exercise any or all of its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its respective Agent-Related Persons, including, without limitation, through its London branch. The exculpatory provisions of this Section 15 shall apply to any such sub-agent and to the Agent-Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with exercise of any of the rights and powers of Agent as provided for herein.

15.20.    Lender Affiliates.

Each Lender (which term, for the avoidance of doubt, shall include each Swing Lender) may from time to time, make, carry or transfer Advances or other Obligations at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender. Any branch office or office of an Affiliate of any Lender, may from time to time, make, carry or transfer Advances or other Obligations at, to, or for the account of and on behalf of such Lender. Any such Advances or other Obligations made or carried by any branch office or office of an Affiliate of any Lender shall be deemed to automatically, without any further action of any Person, constitute Advances and Obligations of such Lender.

15.21.    Appointment of Agent as Security Trustee.

For the purposes of any Liens created under a Security Agreement governed by English law (an "English Security Agreement"), the following additional provisions shall apply, in addition to the provisions set out in Article 15 or otherwise hereunder:

(a)   Each Lender hereby appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to appoint) Agent to hold the security interests constituted by the English Security Agreements on trust for the Lenders and the Bank Product Providers on the terms of the Loan Documents and Agent accepts that appointment.

(b)   Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(c)   Nothing in this Agreement constitutes Agent as a trustee or fiduciary of, nor shall Agent have any duty or responsibility to, any Loan Party.

(d)   Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(e)   Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the English Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(f)    Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as Agent thinks fit and with such of the duties, rights, powers and discretions vested in Agent by the English Security Agreements as may be conferred by the instrument of appointment of that person.

(g)   Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(h)   Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by Agent.

(i)     Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together "Rights") of Agent (in its capacity as security trustee) under the English Security Agreements, and each reference to Agent (where the context requires that such reference is to Agent in its capacity as security trustee) in the provisions of the English Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(j)     Each Lender hereby confirms (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to confirm) its approval of the English Security Agreements and authorizes and instructs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize and instruct) Agent: (i) to execute and deliver the English Security Agreements; (ii) to exercise the rights, powers and discretions given to Agent (in its capacity as security trustee) under or in connection with the English Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by Agent (in its capacity as security trustee) on behalf of the Lenders and the Bank Product Providers under the English Security Agreements.

(k)   Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(l)     Each Lender hereby confirms (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to confirm) that it does not wish to be registered as a joint proprietor of any security interest constituted by a English Security Agreements and accordingly authorizes: (i) Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lenders and Bank Product Providers; and (ii) the Land Registry (or other relevant registry) to register Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(m) Except to the extent that an English Security Agreement otherwise requires, any moneys which Agent receives under or pursuant to an English Security Agreement may be: (a) invested in any investments which Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including Agent) on terms that Agent thinks fit, in each case in the name or under the control of Agent, and Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(n)   On a disposal of any of the Charged Property which is permitted under the Loan Documents, Agent shall (at the cost of the Loan Parties) execute any release of the English Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that Agent considers desirable.

(o)   Agent shall not be liable for: (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by an English Security Agreement, (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by an English Security Agreement, (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document, or (iv) any shortfall which arises on enforcing an English Security Agreements.

(p)   Agent shall not be obligated to: (i) obtain any authorization or environmental permit in respect of any of the Charged Property or an English Security Agreements, (ii) hold in its own possession an English Security Agreement, title deed or other document relating to the Charged Property or an English Security Agreement, (iii) perfect, protect, register, make any filing or give any notice in respect of an English Security Agreement (or the order of ranking of an English Security Agreement), unless that failure arises directly from its own gross negligence or wilful misconduct, or (iv) require any further assurances in relation to an English Security Agreement.

(q)   In respect of any English Security Agreement, Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(r)    In respect of any English Security Agreements, Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and Agent has failed to do so within fourteen (14) days after receipt of that request.

(s)    Every appointment of a successor Agent under an English Security Agreement shall be by deed.

(t)     Section 1 of the Trustee Act 2000 shall not apply to the duty of Agent in relation to the trusts constituted by this Agreement.

(u)   In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(v)   The perpetuity period under the rule against perpetuities if applicable to this Agreement and any English Security Agreement shall be 80 years from the date of this Agreement.

16.	WITHHOLDING TAXES.

(a)   All payments made by any Loan Party hereunder or under any other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, the Loan Parties shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed or are required to be deducted or withheld, Loan Parties agree to deduct and withhold, and to timely pay and remit, the full amount of such Taxes to the applicable Governmental Authority in accordance with applicable laws, and to pay such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties or such other evidence of such payment reasonably satisfactory to Agent.

(b)   Loan Parties agree to pay, in accordance with applicable law, any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies (each an "Other Tax" and collectively, "Other Taxes") that arise from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c)   Each Loan Party shall indemnify and hold harmless each Lender (including for purposes of this section any Participant) and Agent for the full amount of Taxes and Other Taxes imposed on or paid by such Person and any liability (including penalties, interest and expenses) arising from or with respect to such taxes, whether or not they were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date Agent or the relevant Lender makes written demand for it. A certificate containing reasonable detail as to the amount of such Taxes or Other Taxes submitted to a Loan Party by Agent or the relevant Lender shall be conclusive evidence, absent manifest error, of the amount due from such Loan Party to Agent or such Lender.

(d)   If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Borrower and Agent, to deliver to Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)                 if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);

(ii)              if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;

(iii)            if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)             if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)               a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)   If a Lender or Participant is entitled to claim an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Borrower and Agent, to deliver to Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required or prescribed under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(e) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).

(f)    If a payment made to a Lender or Participant under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender or Participant, as applicable, shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender or Participant has complied with such Lender’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 16(f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(g)   If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender or Participant agrees to notify Borrower and Agent (or, in the case of a sale of a participation interest, the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower. To the extent of such percentage amount, Borrower and Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16(d) or 16(e) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(d) or 16(e), if applicable. Loan Parties agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Revolver Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(h)   If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(d), 16(e) or 16(f) are not delivered to Agent (or, in the case of a Participant, the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(i)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to any failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, by the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(j)     If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Loan Parties under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Loan Party or any other Person or to require Agent or any Lender to depart from its customary practices and positions with respect to its taxes.

17.	GENERAL PROVISIONS.

17.1.        Effectiveness.

This Agreement shall be binding and deemed effective when executed by Parent, Borrower, each other Loan Party whose signature is provided for on the signature pages hereof, Agent, and each Lender whose signature is provided for on the signature pages hereof, and shall be deemed delivered in the State of New York.

17.2.        Section Headings.

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.        Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.        Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.        Bank Product Providers.

Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of providing a Bank Product, each Bank Product Provider shall be automatically deemed to have appointed Agent as its agent; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or ensure whether the amount of any such reserve is appropriate or not. In addition, Agent shall not be obligated to establish or increase a Bank Product Reserve for any Bank Product unless, after giving effect to such establishment or increase, the sum of the Bank Product Reserves established for all Bank Products does not exceed the Aggregate Bank Product Reserve Amount. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Loan Party may obtain Bank Products from any Bank Product Provider, although no Loan Party is required to do so. Each Loan Party acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.        Debtor-Creditor Relationship.

The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor, and any Lender or Agent, or any of their respective Affiliates, may have economic interests that conflict with those of the Loan Parties. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.        Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.        Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by Borrower or Guarantors or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any applicable law relating to creditors' rights, including provisions of the applicable law relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrower and Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9.        Confidentiality.

(a)   Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information furnished by or on behalf of Parent and its Subsidiaries which is (x) identified in writing by Parent or such Subsidiary as being confidential at the time such information is furnished or (y) of the type that is customarily considered to be confidential in nature ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner in accordance with its customary procedures for handling confidential information of this nature, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group ("Lender Group Representatives"), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so, to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, and to the extent such disclosure would not, in the reasonable determination of such disclosing party, violate any provision of any federal, state, provincial, or local law or regulation applicable to such disclosing party, and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so, to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the subpoena or other legal process, and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the subpoena or other legal process, and to the extent such disclosure would not, in the reasonable determination of such disclosing party, violate any provision of any federal, state, provincial, or local law or regulation applicable to such disclosing party, and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, the Lenders, or the Lender Group Representatives or Subsidiaries or Affiliates of any member of the Lender Group including the Bank Product Providers), (vii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior notice thereof to the extent such disclosure would not, in the reasonable determination of such disclosing party, violate any provision of any federal, state, provincial, or local law or regulation applicable to such disclosing party, and (ix) after the occurrence and during the continuance of an Event of Default, in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)   Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10.    Lender Group Expenses.

Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefore by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11.    USA PATRIOT Act and Anti-Money Laundering & Anti-Terrorism Compliance.

(a)   Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

(b)   Agent and the Lenders may be subject to Canadian Anti-Money Laundering & Anti-Terrorism Legislation and "know your customer" rules and regulations, and they hereby notify Borrower that in order to comply with such legislation, rules and regulations, they may be, among other things, required to obtain, verify and record information pertaining to Borrower, which information may relate to among other things, the names, addresses, corporate directors, corporate registration numbers, corporate tax numbers, corporate shareholders and banking transactions of Borrower. Borrower hereby agrees to take such actions and to provide, upon request, such information and access to information regarding Borrower that is required to enable the Lenders to comply with such Canadian Anti-Money Laundering & Anti-Terrorism Legislation and "know your customer" rules and regulations.

(c)              If Agent has ascertained the identity of each Loan Party or any authorized signatories of each Loan Party for the purposes of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, then Agent:

(i)              shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and Agent within the meaning of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation; and

(ii)              shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(d)             Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of each Loan Party or any authorized signatories of each Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Loan Party or any such authorized signatory in doing so.

17.12.    UK "Know your customer" checks.

(a)   If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) under a law or regulation to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)   Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

17.13.    Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.14.    Determinations; Judgment Currency.

(a)   This is an international financial transaction in which the specification of a currency and payment is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to Agent's Applicable Account in immediately available funds. To the fullest extent permitted by applicable law, the Obligations of Borrower to Agent and the Lenders under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any currency other than Dollars or in any other manner than to Agent's Applicable Account to the extent that the amount so paid after conversion under this Agreement and transfer to Agent's Applicable Account does not yield the amount of Dollars with respect to Obligations owing to Lenders due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining or enforcing judgment against Borrower in any court in any jurisdiction in connection with this Agreement or any Loan Document, it becomes necessary to convert into any other currency (such other currency being referred to as the "Judgment Currency") an amount due under this Agreement or any Loan Document in Dollars, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 17.13 being hereinafter referred to as the "Judgment Conversion Date").

(b)   If, in the case of any proceeding in the court of any jurisdiction referred to in subsection (a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, Borrower shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. The term "rate of exchange" in this Section means the spot rate of exchange at which Agent would, on the relevant date at or about 10:30 a.m. (New York time), be prepared to sell Dollars against the Judgment Currency.

(c)   Any amount due from Borrower under this Section 17.13 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any Loan Document.

(d)   Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is determined in another currency, Agent shall determine the applicable exchange rate in its sole Permitted Discretion.

17.15.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA/UK Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA/UK Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA/UK Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA/UK Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA/UK Resolution Authority.

17.16.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages to follow.]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

"Account" means an account (as that term is defined in the Code).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions)

"ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.

"Acquired Indebtedness" means Indebtedness of a Person whose assets or Stock is acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of merger, amalgamation, consolidation, investment in the form of an initial capital contribution, or otherwise) by a Person or its Subsidiaries of Stock of any other Person.

"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.

"Advances" has the meaning specified therefor in Section 2.1(a) of the Agreement.

"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

Schedule 1.1 – Page 1

"Agent" has the meaning specified therefor in the preamble to the Agreement.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Applicable Account" means the Agent's US Account, the Agent's Canadian Dollar Account, the Agent's Euro Account and/or the Agent's Sterling Account, as the context requires.

"Agent's Canadian Dollar Account" means the Deposit Account of Agent identified on Schedule A-1 as the Agent's Canadian Dollar Account.

"Agent's Euro Account" means the Deposit Account of Agent identified on Schedule A-1 as the Agent's Euro Account.

"Agent's Liens" means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

"Agent's Sterling Account" means the Deposit Account of Agent identified on Schedule A-1 as the Agent's Sterling Account.

"Agent's US Account" means the Deposit Account of Agent identified on Schedule A-1 as the Agent's US Account.

"Aggregate Bank Product Reserve Amount" means, as of any date of determination, the lesser of (a) $7,500,000 and (b) the sum of the Bank Product Reserves that have been established by Agent as of such date of determination.

"Agreement" means the Second Amended and Restated Credit Agreement to which this Schedule 1.1 is attached.

"Annual Dividend Amount" means, as of any date of determination, an amount equal (a) during the fiscal year ending December 31, 2016, $0.92 (or such greater amount as agreed to by Agent in its sole discretion), (b) during the fiscal year ending December 31, 2017, $1.01 (or such greater amount as agreed to by Agent in its sole discretion), (c) during the fiscal year ending December 31, 2018, $1.11 (or such greater amount as agreed to by Agent in its sole discretion), and (d) during the fiscal year ending December 31, 2019 and each fiscal year thereafter, $1.22 (or such greater amount as agreed to by Agent in its sole discretion).

"Anti-Corruption Laws" means ~~<all>~~the FCPA, the U.K. Bribery Act of 2010, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

Schedule 1.1 – Page 2

"Applicable Availability Amount" means an amount equal to 5% of the Maximum Revolver Amount.

"Applicable Currency" means (i) Dollars, with respect to Obligations denominated in Dollars, (ii) Canadian Dollars, with respect to Obligations denominated in Canadian Dollars, (iii) Euros, with respect to Obligations denominated in Euros, and (iv) Sterling, with respect to Obligations denominated in Sterling.

"Applicable Designated Account" means the US Designated Account, the Canadian Dollar Designated Account, the Euro Designated Account or the Sterling Designated Account, as applicable.

"Applicable Designee" means any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of Agent (which such consent shall not be unreasonably withheld) to fund any Canadian Dollar Advances, Euro Advances or Sterling Advances. For all purposes of this Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender's rights and obligations with respect to its Commitment and the Loan Parties, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement.

"Applicable Excess Availability Amount" means an amount equal to 10% of the Maximum Revolver Amount.

"Applicable Margin" means as of any date of determination and with respect to Prime Rate Loans or Non-Prime Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Total Leverage Ratio for the most recently completed quarter; provided, that for the period from the Second Amendment Effective Date through and including June 30, 2020, the Applicable Margin shall be set at the margin in the row styled "Level II":

Level	Total Leverage Ratio	Applicable Margin for Prime Rate Loans (the "Prime Rate Margin")	Applicable Margin for Non-Prime Rate Loans (the "Non-Prime Rate Margin")
I	< 4.25:1.00	1.75 percentage points	2.50 percentage points
II	> 4.25:1.00 and < 5.25:1.00	2.00 percentage points	2.75 percentage points
III	> 5.25:1.00 Effective Date	2.25 percentage points	3.00 percentage points

The row level for the Applicable Margin shall be re-determined as of the first day of each quarter.

Schedule 1.1 – Page 3

"Application Event" means the occurrence of (a) a failure by Borrower to repay all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

"Appointee" means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

"Authorized Person" means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Agent.

"Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a)  $125,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.2 of the Agreement.

"BA Equivalent Rate" means, on any day, with respect to the Interest Period for a BA Rate Loan, the interest rate determined by the Agent by reference to the arithmetic average of the discount rates quoted for bankers' acceptances in Canadian Dollars for such term on the Reuters Screen CDOR Page at or about 10:00 a.m. (Toronto time) determined on the first day of the applicable term or, in the event that such Reuters Screen CDOR Page does not appear on such day for such term, the rate determined by the Agent by reference to the arithmetic average of the discount rates for bankers' acceptances for such term quoted by the banks listed in Schedule I to the Bank Act (Canada) determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the first day of the applicable term.

"BA Rate Loan" means each portion of Advances that bears interest at a rate determined by reference to the BA Equivalent Rate.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA/UK Resolution Authority in respect of any liability of an EEA/UK Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 ~~<of Directive 2014/59/EU of the European Parliament and of the Council of the European Union>~~BBRD, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~<.>~~; and (b) with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Schedule 1.1 – Page 4

"Bank Product" means any financial accommodation extended to Parent or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards (including so-called "procurement cards" or "P-cards"), (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount reasonably determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations.

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all obligations of Borrower to reimburse an Underlying Issuer in respect of Underlying Letters of Credit, and (c) all amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 20 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.

"Bank Product Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

Schedule 1.1 – Page 5

"Bank Product Provider Letter Agreement" means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Parent, Borrower, and Agent.

"Bank Product Reserve" means, as of any date of determination, with respect to a Bank Product, the amount of reserves that Agent has established (based upon the applicable Bank Product Provider's reasonable and good faith determination of its credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of such Bank Products then provided or outstanding.

"Bankruptcy Code" means (i) title 11 of the United States Code, (ii) the BIA, (iii) the Companies' Creditors Arrangement Act (Canada), (iv) the Winding-Up and Restructuring Act (Canada), (v) the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement in connection with a compromise of such Person's debt obligations and/or (vi) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis and subject to the interest rate floors set forth in the definition thereof), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero.

"Base Rate Loan" means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

Schedule 1.1 – Page 6

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)               in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b)               in the case of clause (c) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)               a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)               a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)               a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

Schedule 1.1 – Page 7

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"BIA" means the Bankruptcy and Insolvency Act (Canada) as amended from time to time (or any successor statute).

"Board of Directors" means the board of directors (or comparable managers) of any Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" has the meaning specified therefor in the preamble to the Agreement.

"Borrowing" means a US Borrowing, a Canadian Dollar Borrowing, a Euro Borrowing and/or a Sterling Borrowing as the context requires.

"Borrowing Base" means, as of any date of determination, the Dollar Equivalent of the result of:

(a)       75% of the amount of Eligible Balance Sheet Billed Accounts, minus

Schedule 1.1 – Page 8

(b)       the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement;

provided, that the aggregate Availability attributable to Eligible Balance Sheet Billed Accounts of Foreign Loan Parties shall not exceed 15% of the Borrowing Base as of such date of determination.

"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Massachusetts, except that, if a determination of a Business Day shall relate to (a) a Non-Prime Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, (b) any European Advances, the term "Business Day" shall also exclude any date that is not a TARGET Day, (c) with respect to transactions to be conducted in United Kingdom, the term "Business Day" shall exclude any day on which banks in London, England are closed for the purposes of making wire transfers or any other electronic transfer of funds, and (d) with respect to transactions to be conducted in Canada, the term "Business Day" shall exclude any day on which banks in Toronto, Ontario are closed for the purposes of making wire transfers or any other electronic transfer of funds.

"Call Centers" means a current or new facility established by Accent Marketing for the purpose of providing customer care services including but not limited to in-bound and outbound customer care service, database marketing, analytical services related to customer relationship management and other related activities.

"Canadian Anti-Money Laundering & Anti-Terrorism Legislation" means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

"Canadian Defined Benefit Plan" means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), but does not include the pension plan proposed and referred to under the Ontario Retirement Pension Plan Act, 2015 as the Ontario Retirement Pension Plan.

"Canadian Dollar Advance" means an Advance denominated in Canadian Dollars.

"Canadian Dollar Borrowing" means a borrowing hereunder consisting of Canadian Dollar Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of a Protective Advance.

"Canadian Dollar Designated Account" means the Deposit Account identified on Schedule D-1.

Schedule 1.1 – Page 9

"Canadian Dollar Designated Account Bank" has the meaning specified therefor in Schedule D-1.

"Canadian Dollar Equivalent" means, at any time, with respect to any amount denominated in Dollars, Euros or Sterling, the equivalent amount thereof in Canadian Dollars as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Canadian Dollars with Dollars, Euros or Sterling, as applicable.

"Canadian Dollar Maximum Revolver Amount" means $25,000,000.

"Canadian Dollars" or "Cdn$" means the lawful currency of Canada.

"Canadian Employee" means any employee or former employee of a Canadian Loan Party.

"Canadian Employee Benefits Legislation" means the Canada Pension Plan (Canada), the Pension Benefits Act (Ontario), the Employment Pension Plan Act (Alberta), the Pension Benefits Act (Nova Scotia), the Quebec Pension Plan and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

"Canadian Employee Plan" means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, unit purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

"Canadian Loan Party" means a Loan Party organized under the laws of Canada or a province thereof.

"Canadian Pension Plan" means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and or contributed to by a Canadian Loan Party for its Canadian Employees or former Canadian Employees, including any pension benefit plan within the meaning of the Pension Benefits Act (Ontario), the Employment Pension Plan Act (Alberta) and the Pension Benefits Act (Nova Scotia), but excluding the Canada Pension Plan maintained by the Government of Canada and the Quebec Pension Plan.

"Canadian Prime Rate" means, at any time, the annual interest rate from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada. "Canadian Reference Bank" means Toronto Dominion Bank, or its successors and assigns, or such other Schedule I bank under the Bank Act (Canada) as Agent may from time to time designate, in its Permitted Discretion.

"Canadian Prime Rate Loans" means each portion of the Advances that bears interest at a rate determined by reference to the Canadian Prime Rate.

Schedule 1.1 – Page 10

"Canadian Priority Payables Reserves" means reserves (determined from time to time by Agent in its Permitted Discretion) for: (a) the amount past due and owing by any Canadian Loan Party, or the accrued amount for which such Canadian Loan Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld, (ii) workers' compensation, (iii) vacation or holiday pay, and (iv) other like charges and demands, to the extent, in each case, that any Governmental Authority or other Person may claim a lien, security interest, hypothec, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Canadian Loan Party (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment, or (ii) in respect of unpaid pension plan contributions, or (iii) which are secured by a lien, security interest, pledge, charge, right or claim on any Collateral; in each case, pursuant to any applicable law, rule or regulation and which such lien, trust, security interest, hypothec, pledge, charge, right or claim ranks or, in the judgment of Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as liens, trusts, security interests, hypothecs, pledges, charges, rights or claims in favor of employees, landlords, warehousemen, customs brokers, carriers, mechanics, materialmen, labourers, or suppliers, or liens, trusts, security interests, hypothecs, pledges, charges, rights or claims for ad valorem, excise, sales, or other taxes, where given priority under applicable law); in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.

"Canadian Security Agreement" means the general security agreement, dated as of the First Closing Date, executed and delivered by each of the Canadian Loan Parties to Agent, as amended, amended and restated, joined, supplemented, reaffirmed or otherwise modified from time to time.

"Canadian Security Documents" means the Canadian Security Agreement and that certain Guarantee, dated as of the First Closing Date, executed and delivered by each of the Canadian Loan Parties to Agent, as amended, amended and restated, joined, supplemented, reaffirmed or otherwise modified from time to time.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates). Net proceeds from the sale of Sloane & Company LLC used to fund capital expenditures of the Borrower shall be excluded from the calculation of Capital Expenditures hereunder.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided that any operating lease that would not be required to be capitalized for financial reporting purposes in accordance with GAAP as of the date of this Agreement shall not be treated as a Capital Lease hereunder regardless of any change in GAAP after the date of this Agreement.

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

Schedule 1.1 – Page 11

"Cash Equivalents" means, collectively Domestic Cash Equivalents and Foreign Cash Equivalents.

"Certificate re Consolidated EBITDA Calculation" means a certificate substantially in the form of Exhibit C-2 delivered by the chief financial officer or chief accounting officer of Borrower to Agent.

"CFC" means a controlled foreign corporation (as that term is defined in the IRC).

"Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 45%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors; provided that the formation of a holding company to hold the Stock of Parent which does not change the beneficial ownership of such Stock will not constitute a Change of Control under this clause (a) so long as (i) such holding company does not incur any liabilities, own or acquire any assets (other than the Stock of Parent or a de minimis amount of assets) or engage itself in any operations or business, except in connection with or incidental to its Subsidiaries and their rights and obligations under the Loan Documents and (ii) no Liens are incurred or assumed or exist with respect to the assets of such holding company or the Stock of Parent, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) the occurrence of any "Change in Control" as defined in the Senior Unsecured Trust Indenture (or, after the consummation of any Permitted Senior Unsecured Debt Refinancing, the corresponding definition in the Permitted Refinancing Senior Unsecured Trust Indenture).

"Charged Property " means the assets of the Loan Parties subject to a security interest under an English Security Agreement.

"Closing Date" means the date this Agreement becomes effective.

"Code" means the New York Uniform Commercial Code, as in effect from time to time; provided that, where the context so requires, any term defined by reference to the "Code" shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA and all other laws, in all cases for the extension, preservation or betterment of the security and rights of Agent and the Lender Group.

Schedule 1.1 – Page 12

"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

"Collateral Access Agreement" means a landlord waiver in form and substance reasonably satisfactory to Agent.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer or chief accounting officer of Borrower to Agent.

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

"Contribution Notice" means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or its equivalent in any jurisdiction (including without limitation notice and acknowledgment of security in the United Kingdom). For the avoidance of doubt, for any Canadian bank account, such term shall also refer to a "Blocked Account Agreement" with respect to such bank account notwithstanding that the execution and delivery of such agreement is not a perfection requirement.

"Copyright Security Agreement" has the meaning specified therefor in the Security Agreements.

Schedule 1.1 – Page 13

"Covered Entity" means any of the following:

(a)            a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 17.16 of this Agreement.

"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to make any Advance (or other extension of credit, including the failure to make available to Agent amounts required pursuant to a Settlement or to make payment in connection with a Letter of Credit Disbursement) that it is required to make hereunder on the date that it is required to do so hereunder, (b) has notified Parent, any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) has failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) has, or has a direct or indirect parent company that has, (i) become or is insolvent (other than Governmental Authority ownership of Lender's or Lender's parent's Stock if such ownership does not provide such Lender with immunity from US court jurisdiction or permit such Lender or such Governmental Authority to reject such Lender's agreements), (ii) become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (other than Governmental Authority ownership of Lender's or Lender's parent's Stock if such ownership does not provide such Lender with immunity from US court jurisdiction or permit such Lender or such Governmental Authority to reject such Lender's agreements) or (iii) become the subject to a Bail-In Action (other than Governmental Authority ownership of Lender's or Lender's parent's Stock if such ownership does not provide such Lender with immunity from US court jurisdiction or permit such Lender or such Governmental Authority to reject such Lender's agreements).

Schedule 1.1 – Page 14

"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Prime Rate, and (b) thereafter, the interest rate then applicable to Advances that are Prime Rate Loans (inclusive of the Prime Rate Margin applicable thereto).

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

"Deposit Account" means any deposit account (as that term is defined in the Code).

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Loan Parties' Accounts during such period, by (b) Loan Parties' gross billings with respect to Accounts during such period.

"Dollar Equivalent" means, as of any date of determination, (a) as to any amount denominated in Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency in effect on such date of determination. Unless otherwise specified herein, the Dollar Equivalent shall be determined as of the most recent Revaluation Date.

"Dollars" or "$" means United States dollars.

"Domestic Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or, in the case of a Canadian Loan Party only, Canada, or issued by any agency thereof and backed by the full faith and credit of the United States, or in the case of a Canadian Loan Party only , Canada, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or, in the case of a Canadian Loan Party only, any province or territory of Canada, or any political subdivision of any such state, province or territory or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's") or, in the case of a Canadian Loan Party only, Domain Board Rating Services ("DBRS"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or, in the case of a Canadian Loan Party only, DBRS, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank or, in the case of a Canadian Loan Party only, any bank listed on Schedule I of the Bank Act (Canada), in each case having at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof, or, in the case of a Canadian Loan Party only, Canada or any province or territory thereof, in each case so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation, as the case may be, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) tax exempt securities rated A or higher by Moody’s or A+ or higher by S&P or DBRS, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

Schedule 1.1 – Page 15

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

"Early Opt-in Election" means the occurrence of:

(a)            (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.

"Earn-outs" means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that may be subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the underlying target, in each case, to the extent that such deferred payment would be included as part of such purchase price.

"EBITDA" means, respect to Parent for any fiscal period, the Net Income of Parent and its Subsidiaries for such period, minus the Excluded Non-Loan Party EBITDA for such period, plus without duplication, (i) the sum of the following amounts of Parent and its Subsidiaries for such period and to the extent deducted in determining Net Income of Parent for such period: (a) Interest Expense, (b) Income Tax Expense, (c) depreciation expense, and (d) amortization expense, (ii) income attributable to non-controlling or minority interests in its Subsidiaries up to an amount not to exceed 10% of EBITDA for such period, and (iii) to the extent not included in determining consolidated Net Income of Parent for such period, cash distributions received from Minority-Owned Entities. For the purposes of calculating EBITDA for any period of 12 months (each, a "Reference Period"), if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

Schedule 1.1 – Page 16

"EEA/UK Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country, or to the extent that the United Kingdom is not such an EEA Member Country, the United Kingdom which is subject to the supervision of an EEA/UK Resolution Authority, (b) any entity established in an EEA Member Country, or to the extent that the United Kingdom is not such an EEA Member Country, the United Kingdom which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country, or to the extent that the United Kingdom is not such an EEA Member Country, the United Kingdom which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA/UK Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country, or to the extent that the United Kingdom is not such an EEA Member Country, the United Kingdom (including any delegee) having responsibility for the resolution of any EEA/UK Financial Institution.

"Eligible Balance Sheet Billed Accounts" means, as of any date of determination, Accounts of Loan Parties (including for the avoidance of doubt, any Minority-Owned Entity that is a Loan Party) arising in the ordinary course of business from the sale of goods or the rendition of services that have been billed to the Account Debtors thereof and (a) are not unpaid more than ~~<90>~~120 days past invoice date, or (b) solely with respect to Accounts up to an aggregate amount not to exceed ~~<$7,000,000 > at any time, are unpaid more than <90 > days, but not more than <120 ><days, past invoice date, or (c) without duplication, solely to the extent the Account Debtor is an Investment Grade Account Debtor, are unpaid more than 90 days, but not more than 150 days, past invoice date, but which such Accounts are not past the applicable due date, up to an aggregate amount, at any time for all such Accounts, not to exceed >~~5% of the outstanding Eligible Balance Sheet Billed Accounts at any time, are unpaid more than 120 days, but not more than 180 days, past invoice date, and with respect to the foregoing clauses (a)~~<,>~~ and (b~~<) and (c>~~), in each case that are reflected in the collateral reports provided to Agent pursuant to Section 5.2; provided, that Accounts of a Loan Party shall not be considered Eligible Balance Sheet Billed Accounts unless Agent has a perfected first priority Lien on such Accounts; provided further, that Eligible Balance Sheet Billed Accounts shall not include Accounts owing to any Loan Party (determined by Agent based on the outstanding Accounts owing to such Loan Party) in excess of 25% of the outstanding Eligible Balance Sheet Billed Accounts of all Loan Parties (or, if the Loan Party is a Specified Loan Party, 40% of the outstanding Eligible Balance Sheet Billed Accounts of all Loan Parties) to the extent of such Accounts in excess of such percentage.

Schedule 1.1 – Page 17

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent, any Subsidiary of Parent, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent, any Subsidiary of Parent, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the protection of the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.

"Excess" has the meaning specified therefor in Section 2.2 of the Agreement.

Schedule 1.1 – Page 18

"Excess Availability" means, as of any date of determination, (i) as used in the Credit Agreement, the amount equal to the Borrowing Base minus the Dollar Equivalent of Revolver Usage at such time, (ii) as used in the Security Agreement, the amount equal to (a) the lesser of (x) $10,000,000 and (y) the Borrowing Base minus the Dollar Equivalent of Revolver Usage at such time, plus (b) Availability minus the aggregate amount, if any, of all then outstanding and unpaid trade payables of Loan Parties which are more than sixty (60) days past due and all book overdrafts of Loan Parties in excess of historical practices with respect thereto, and (iii) as used in all other Loan Documents, the amount equal to Availability minus the aggregate amount, if any, of all then outstanding and unpaid trade payables of Loan Parties which are more than sixty (60) days past due and all book overdrafts of Loan Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

"Excess Cash Flow" means, for any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis, (a) EBITDA for such fiscal period, minus (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of portion of taxes paid during such fiscal period, (iii) Capital Expenditures made during such fiscal period (excluding amounts related to Capital Leases), and (iv) all principal payments of Indebtedness made during such fiscal period (including payments related to Capital Leases).

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Non-Loan Party EBITDA" means, for any period, the amount by which EBITDA for such period attributable to Subsidiaries of Parent that are not Loan Parties, exceeds 10% of EBITDA for such period.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the guaranty or grant of such security interest of such Loan Party becomes effective with respect to such Swap Obligation.

"Existing Letters of Credit" means the letters of credit listed on Schedule P-5.

"Existing Senior Unsecured Debt" means the Indebtedness owing by Parent to the "Holders" (as defined in the Existing Senior Unsecured Trust Indenture) pursuant to the Existing Senior Unsecured Debt Documents.

"Existing Senior Unsecured Debt Documents" means, collectively, (a) the Existing Senior Unsecured Trust Indenture and the "Notes" (as defined in the Existing Senior Unsecured Trust Indenture), and (b) all other agreements, instruments and documents evidencing the Existing Senior Unsecured Debt, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Schedule 1.1 – Page 19

"Existing Senior Unsecured Trust Indenture" means that certain Indenture dated as of March 20, 2013 among Parent, the "Note Guarantors" party thereto and The Bank of New York Mellon, as trustee, as heretofore amended, modified or supplemented.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Euro" or "€" means the lawful currency of the Participating Member States.

"Euro Advance" means an Advance denominated in Euros.

"Euro Borrowing" means a borrowing hereunder consisting of Euro Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of a Protective Advance.

"Euro Designated Account" means the Deposit Account identified on Schedule D-2.

"Euro Designated Account Bank" has the meaning specified therefor in Schedule D-2.

"Euro Equivalent" means, at any time, with respect to any amount denominated in Dollars, Canadian Dollars or Sterling, the equivalent amount thereof in Euros as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Euros with Dollars, Canadian Dollars or Sterling, as applicable.

"Euro Maximum Revolver Amount" means $25,000,000.

"European Advance" means an Advance denominated in Euros or Sterling.

"European Borrowing" means a Euro Borrowing or a Sterling Borrowing.

"Excess Amount" has the meaning set forth in the definition of Permitted Acquisition.

"Excess Cash Amount" has the meaning set forth in Section 2.4(e)(iii) of the Agreement.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into by the United States (or treated as being in effect) in connection with the implementation of such sections of the IRC, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any such intergovernmental agreement.

Schedule 1.1 – Page 20

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Fee Letter" means that certain second amended and restated fee letter, dated as of even date with the Agreement, between Borrower and Agent, in form and substance reasonably satisfactory to Agent.

"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero.

"Financial Support Direction" means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

"First Closing Date" means October 23, 2009.

"Fixed Charges" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period (other than any payment in respect of Earn-outs), and (c) the cash portion of all United States, Canadian and United Kingdom federal, state, provincial, local and foreign income taxes paid or due and payable during such period.

"Fixed Charge Coverage Ratio" means, with respect to Parent for any period, the ratio of (i) EBITDA for such period minus the sum of (A) Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period and (B) all dividends paid in cash during such period by Parent on account of Stock issued by Parent, to (ii) Fixed Charges for such period.

"Floating Rate" means the London Market Index Rate.

"Floating Rate Loans" means each portion of the Advances that bears interest at a rate determined by reference to the London Market Index Rate.

"Flood Laws" means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

Schedule 1.1 – Page 21

"Foreign Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United Kingdom or any European Union Central Bank or issued by any agency thereof and backed by the full faith and credit of the United Kingdom or any European Union Central Bank, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state, province or territory of the United Kingdom or any European Union Central Bank, or any political subdivision of any such state, province, territory or country or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (c) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United Kingdom or any European Union Central Bank, in each case having at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $250,000,000, (d) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United Kingdom so long as the full amount maintained with any such other bank is insured by the Financial Services Compensation Scheme, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition or recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (c) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (c) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

"Foreign Currency Advances" means, collectively, the Canadian Dollar Advance, the Euro Advances and the Sterling Advances.

"Foreign Currency Maximum Revolver Amount" means $50,000,000.

"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

"Foreign Loan Party" means a Loan Party that is not a US Loan Party, a Canadian Loan Party or a UK Loan Party.

"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP (which, for the avoidance of doubt, shall be net of original issue discount with respect to the Senior Unsecured Debt), that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage and the amount of their Capitalized Lease Obligations.

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

Schedule 1.1 – Page 22

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation or association, memorandum of association, by-laws, or other organizational documents of such Person.

"Governmental Authority" means any federal, state, territorial, provincial, local, foreign or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative power, or functions of or pertaining to government.

"Guarantors" means (a) each Subsidiary of Parent (other than Borrower) that has guarantied any of the Obligations or that is required to guaranty any of the Obligations pursuant to Section 5.11), (b) Parent, (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement and (d) each other Person that becomes a "Note Guarantor" under, and as defined in, the Senior Unsecured Trust Indenture (or, after the consummation of any Permitted Senior Unsecured Debt Refinancing, the corresponding definition of "Note Guarantors" set forth in the Permitted Refinancing Senior Unsecured Trust Indenture), and "Guarantor" means any one of them.

"Guaranty" means, collectively, (a) that certain general continuing guaranty, dated as of the First Closing Date, executed and delivered by each US Loan Party (other than Borrower) in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, as amended, amended and restated, joined, supplemented, reaffirmed or otherwise modified from time to time, (b) that certain guaranty, dated as of the First Closing Date, executed and delivered by each Canadian Loan Party in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time, (c) that certain guaranty and indemnity, dated as of July 8, 2015, executed and delivered by each UK Loan Party in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time, and (d) and any other guaranty, in form and substance reasonably satisfactory to Agent, from time to time executed and delivered by a Loan Party in favor of Agent, for the benefit of the Lender Group and the Bank Product Group.

"Hazardous Materials" means (a) substances that are defined or listed as, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, flammability, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, and (e) any other substance which the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of is prohibited, controlled, regulated or licensed by any Governmental Authority under any Environmental Law.

Schedule 1.1 – Page 23

"Hedge Agreement" means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent's or any of its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

"Holdout Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.

"Immaterial Subsidiary" means, at any time, any Subsidiary of Parent the annual EBITDA of which is less than 4% of Parent's EBITDA as of such time, provided that the aggregate annual EBITDA of all Subsidiaries of Parent that would otherwise constitute Immaterial Subsidiaries shall not exceed 10% of Parent's EBITDA as of such time.

~~<"Impacted Interest Period>" has the meaning assigned to <it in the definition of "LIBOR Rate".>~~

"Income Tax Expense" means, with respect to any Person for any period, the provision for U.S. federal, state, local, franchise and similar taxes and non-U.S. income taxes payable by Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

"Increase" has the meaning specified therefor in Section 2.2 of the Agreement.

"Increase Date" has the meaning specified therefor in Section 2.2 of the Agreement.

"Increase Joinder" has the meaning specified therefor in Section 2.2 of the Agreement.

"Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Stock, (h) Earn-outs, and (i) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

Schedule 1.1 – Page 24

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.

"Insignificant Party" means any Person that is not a Significant Party.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other provincial, territorial, state or federal (including the federal governments Canada and the United Kingdom) bankruptcy or insolvency law, each as now and hereinafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including without limitation any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and any laws permitting debtor to obtain a stay or compromise of the claims of its creditors, and including, in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (a) such UK Loan Party being adjudicated or found insolvent, (b) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by Agent, (c) a composition, assignment or arrangement with any class of creditors of such UK Loan Party, or (d) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Loan Party or any of its assets.

"Insolvency Regulation" shall mean the ~~<Council >~~Regulation (~~<EC) No.1346/2000 29 May 2000 on Insolvency Proceedings>~~EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of the First Closing Date, executed and delivered by Parent, each of the other Loan Parties, and Agent, as amended, amended and restated, joined, supplemented, reaffirmed or otherwise modified from time to time.

"Interest Expense" means, with respect to any Person for any period, the result of the gross interest expense of such Person for such period determined in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), but excluding, the write-off of deferred financing costs and make-whole or repurchase premiums and expenses incurred in connection with, and at the time of, the redemption or repurchase of the Existing Senior Unsecured Debt and the Original Senior Unsecured Debt, respectively, less (a) gains for such period on all obligations owing under Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (b) the sum of (i) losses for such period under Hedge Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in gross interest expense), in each case, determined in accordance with GAAP.

Schedule 1.1 – Page 25

"Interest Period" means, with respect to each Non-Prime Rate Loan, a period commencing on the date of the making of such Non-Prime Rate Loan (or the continuation of a Non-Prime Rate Loan or the conversion of a Prime Rate Loan to a Non-Prime Rate Loan) and ending 1, 2, 3 or 6 Months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the Non-Prime Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 Months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

~~<"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by Agent (which determination shall >be conclusive and binding absent manifest error <) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.>~~

"Inventory" means inventory (as that term is defined in the Code).

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, moving, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any Acquisition, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"Investment Grade Account Debtor" means an Account Debtor, the public corporate credit rating of which (or if such rating is not available, the rating for the unsecured long-term indebtedness for borrowed money of which) is BBB- (with stable outlook) or higher from S&P, Baa3 (with stable outlook) or higher from Moody's, or any another credit rating acceptable to Agent in its sole discretion.

Schedule 1.1 – Page 26

"IRC" means the Internal Revenue Code of 1986, as amended.

"IRS" means the Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Lender and relating to such Letter of Credit.

"Issuing Lender" means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement.

"Judgment Currency" has the meaning specified therefor in Section 17.14 of the Agreement.

~~<"Kingsdale" means Kingsdale Partners LP, an Ontario limited partnership. >~~

~~<"Kingsdale Accounts" means segregated trust or escrow accounts in the name of Kingsdale maintained with a bank reasonably acceptable to Agent and specifically and exclusively used to hold funds of third parties (in which no Loan Party has any beneficial interest) in connection with depositary services provided by Kingsdale in the ordinary course of business for mergers, acquisitions, exchange offers and other similar corporate transactions; provided, that, subject to Section 5.19, there may be Trust Account Spread Amounts on deposit from time to time in such accounts. >~~

"Lender" and "Lenders" have the respective meanings set forth in the preamble to the Agreement, includes the Issuing Lender, and shall include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement.

"Lender Group" means each of the Lenders (including the Issuing Lender) and Agent, or any one or more of them.

Schedule 1.1 – Page 27

"Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with the Loan Parties under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles and all similar searches and inquires conducted in Canada), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable and documented out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) reasonable and customary fees and charges incurred or imposed by Agent in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (e) documented out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (~~<e>~~f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (~~<f>~~g) reasonable and documented out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (~~<g>~~h) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Parent or any of its Subsidiaries, (~~<h>~~i) Agent's reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (~~<i>~~j) Agent's and each Lender's reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Letter of Credit" means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to the Dollar Equivalent of 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its reasonable discretion) in an amount equal to the Dollar Equivalent of 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

Schedule 1.1 – Page 28

"Letter of Credit Disbursement" means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Letter of Credit Usage on such date.

"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.

"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

"LIBOR Rate" means~~<, for each Interest Period for each LIBOR Rate Loan,>~~ the rate per annum as ~~<reported on Reuters Screen LIBOR01 page>~~published by ICE Benchmark Administration Limited (or any successor page~~<) (the "LIBOR Screen Rate") 2>~~ or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with ~~<the>~~this Agreement (and, if any such published rate is below ~~<zero,>~~one percent (1.00%), then the LIBOR Rate shall be deemed to be ~~<zero), which>~~one percent (1.00%)). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error~~<; provided that if the LIBOR Screen Rate shall not be available at such time to such Interest Period (an "Impact Interest Period"), then the LIBOR Rate shall be the Interpolated Rate>~~.

"LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.

"Loan Documents" means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Reaffirmation Agreement, the Security Agreements, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

Schedule 1.1 – Page 29

"Loan Party" means Borrower or any Guarantor.

"London Market Index Rate" means the per annum rate as reported on Reuters Screen LIBOR01 page (or any successor page) as of 11:00 am London Time on the first Business Day in each month, for deposits in the Applicable Currency and for a 1 month period and, if that rate is less than zero, the London Market Index Rate shall be deemed to be zero.

"Management Appreciation Interests" means interests issued by Parent or any Subsidiary of Parent (including such interests in existence as of the Closing Date) to one or more members of its management solely for compensatory purposes (whether directly or to any Person in which one or more such members have an interest) which (a) entitle the holders thereof to the future appreciation in value of Parent or such Subsidiary above the value of Parent or such Subsidiary, as applicable, as of the date of issuance which, in the case of Management Appreciation Interests amended or issued on or after the Closing Date, in the aggregate, do not result in Parent and its Subsidiaries being entitled to less than 50.1% of such future appreciation in value of such Subsidiaries and (b) do not provide or entitle the holders thereof to any voting rights thereunder.

"Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Change" means (a) a material adverse change in the business, operations, assets or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Loan Parties' ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations, or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

"Material Contract" means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $10,000,000 or more (other than acquisition agreements pertaining to Permitted Acquisitions, purchase orders in the ordinary course of the business of such Person or such Subsidiary, and other contracts that have a term of less than 90 days or by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (ii) any other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

"Maturity Date" means ~~<May>~~February 3, ~~<2021>~~2022.

"Maximum Revolver Amount" means $~~<250,000,000>~~211,500,000, increased as provided in Section 2.2 and decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

Schedule 1.1 – Page 30

"Minority-Owned Entity" means any Person in which the Parent owns, directly or indirectly, less than 50% of the Stock thereof.

"Moody's" has the meaning specified therefor in the definition of Domestic Cash Equivalents.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

"Net Income" means, with respect to any Person for any period, the result of the net income (loss) attributable to the Person for such period, determined in accordance with GAAP, but excluding from the determination of Net Income (without duplication) (a) any extraordinary or non-recurring gains or losses or gains or losses from Permitted Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations, (e) interest income (including interest paid-in-kind), (f) non-cash impairment charges, (g) non-cash stock based compensation expenses, (h) any adjustment (positive or negative) relating to the deferred purchase price of property (including, without limitation, deferred consideration from a Permitted Acquisition) arising from Permitted Acquisitions or Permitted Investments, (i) any third party expenses directly related to Permitted Acquisitions, (j) other non-operating income and expenses determined in accordance with GAAP (including, without limitation, the net income (loss) from Minority-Owned Entities), and (k) the write-off of deferred financing costs and make-whole or repurchase premiums and expenses incurred in connection with, and at the time of, the redemption or repurchase of the Existing Senior Unsecured Debt and the Original Senior Unsecured Debt, respectively.

"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

"Non-Prime Rate" means (a) with respect to US Advances, the LIBOR Rate, (b) with respect to Canadian Dollar Advances, the BA Equivalent Rate and (b) with respect to European Advances, the LIBOR Rate.

"Non-Prime Rate Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

"Non-Prime Rate Loan" means (a) with respect to US Advances, LIBOR Rate Loans, (b) with respect to Canadian Dollar Advances, BA Rate Loans and (c) with respect to European Advances, LIBOR Rate Loans.

"Non-Prime Rate Margin" ~~means, as of any date of determination <(a) with respect to (i) any portion of outstanding US Advances on such date that is a Non-Prime Rate Loan and (ii) calculations of the Letter of Credit Fee, 1.50 percentage points, >(b) with respect to any <portion of outstanding Canadian Dollar Advances on such date that is a Non-Prime Rate Loan, 1.50 percentage points and (c) with respect to any portion of the outstanding European Advances on such date that is a Non-Prime Rate Loan, 1.50 percentage points.>~~has the meaning set forth in the definition of Applicable Margin.

Schedule 1.1 – Page 31

"Non-Prime Rate Notice" means a written notice in the form of Exhibit L-1.

"Non-Prime Rate Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.

"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Benefit Plan, the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities and such termination could reasonably be expected to give rise to material liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Benefit Plan by the PBGC or any Benefit Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Benefit Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Benefit Plan under ERISA, (i) any event or condition that results in the termination of a Benefit Plan under Section 4041A of ERISA or the appointment of a trustee to administer a Benefit Plan, (j) any Benefit Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Benefit being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the formal determination that any Benefit Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Benefit Plan, the imposition of liability on any Loan Party or ERISA Affiliate as a result of incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) the failure to make by its due date a required payment or contribution with respect to any Benefit Plan, (n) any event that results in or could reasonably be expected to result in a material liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Benefit Plans or any event that results in or could reasonably be expected to result in a material liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or the IRC other than to make regular contribution in accordance with the terms of the Benefit Plan or to pay current premiums to the PBGC, or (o) to the knowledge of any Loan Party or ERISA Affiliate, any of the foregoing is reasonably likely to occur in the following 30 days and the applicable Loan Party or ERISA Affiliate has no reasonable intention of preventing, or ability to prevent, such Notification Event from occurring.

Schedule 1.1 – Page 32

"Obligations" means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement or indemnification obligations with respect to Reimbursement Undertaking or with respect to Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided, that Obligations shall not include Excluded Swap Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Original Credit Agreement" has the meaning specified therefor in the preamble to this Agreement.

"Original Obligations" means "Obligations" as defined in the Original Credit Agreement.

"Original Senior Unsecured Debt" means the Indebtedness owing by Parent to the "Holders" (as defined in the Original Senior Unsecured Trust Indenture) pursuant to the Original Senior Unsecured Debt Documents.

"Original Senior Unsecured Debt Documents" means, collectively, (a) the Original Senior Unsecured Trust Indenture and the "Notes" (as defined in the Original Senior Unsecured Trust Indenture), and (b) all other agreements, instruments and documents evidencing the Original Senior Unsecured Debt, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

"Original Senior Unsecured Trust Indenture" means that certain Indenture dated as of October 23, 2009 among Parent, the "Note Guarantors" party thereto and The Bank of New York Mellon, as trustee, as heretofore amended, modified or supplemented.

"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.

"Overadvance" has the meaning specified therefor in Section 2.5 of the Agreement.

"Parent" has the meaning specified therefor in the preamble to the Agreement.

"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.

"Participant Register" has the meaning set forth in Section 13.1(h) of the Agreement.

Schedule 1.1 – Page 33

"Participating Member State" shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Patriot Act" has the meaning specified therefor in Section 4.18 of the Agreement.

"Payoff Date" means the first date on which all of the Obligations are paid in full and the Revolver Commitments of the Lenders are terminated.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Pensions Regulator" means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

"Permitted Acquisition" means any Acquisition so long as:

(a)       no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition shall not be hostile,

(b)       no Indebtedness (other than Indebtedness evidenced by the Agreement and the other Loan Documents) will be incurred, assumed, or would exist with respect to Parent or any Subsidiary of Parent as a result of such Acquisition (other than (i) Earn-outs pursuant to the terms of the definitive documentation for such Acquisition, (ii) Acquired Indebtedness and (iii) unsecured Indebtedness of Parent that is incurred pursuant to clause (g) of the definition of Permitted Indebtedness), and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or any Subsidiary of Parent as a result of such Acquisition other than Permitted Liens,

(c)       to the extent the purchase consideration payable in respect of the proposed Acquisition at the closing thereof exceeds $5,000,000 in cash, at least 10 days prior to the anticipated closing date of such proposed Acquisition (and, if the purchase consideration payable in respect of the proposed Acquisition at the closing thereof exceeds $20,000,000 in cash, at least 20 days prior to the anticipated closing date of such proposed Acquisition), Borrower shall have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the Acquisition had been accomplished on the first day of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries on a consolidated basis, would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition,

Schedule 1.1 – Page 34

(d)       to the extent the purchase consideration payable in respect of the proposed Acquisition at the closing thereof exceeds $2,000,000 in cash, at least 10 days prior to the anticipated closing date of such proposed Acquisition, Borrower has provided Agent with its due diligence package relative to such proposed Acquisition, including all memoranda and presentations delivered to the board of directors of Parent, or, if such memoranda or presentations are not available, a summary, in form and substance satisfactory to Agent and consistent with past practices of Parent, describing the rationale for such Acquisition in reasonable detail,

(e)       after giving effect to the consummation of the proposed Acquisition, Borrower shall have (i) Excess Availability in an amount equal to or greater than the Applicable Excess Availability Amount and (ii) Availability in an amount equal to or greater than the Applicable Availability Amount,

(f)       the proportional share of EBITDA, for the 12 month period most recently ended, of the Person to be acquired shall not exceed 25% of TTM EBITDA (calculated on a pro forma basis after giving effect to the proposed Acquisition),

(g)       to the extent the purchase consideration payable in respect the proposed Acquisition at the closing thereof exceeds $2,000,000 in cash, at least 10 days prior to the anticipated closing date of such proposed Acquisition (and, if the purchase consideration payable in respect of the proposed Acquisition at the closing thereof exceeds $5,000,000 in cash, at least 20 days prior to the anticipated closing date of such proposed Acquisition), Borrower shall have provided Agent with written notice of such proposed Acquisition, and, in any event, promptly following the closing date of the Acquisition, Borrower shall provide Agent with a copy of the executed acquisition agreement and executed counterparts of all other agreements, instruments or other documents pursuant to which such Acquisition has been consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents executed or delivered in connection therewith,

(h)       other than with respect to Acquisitions the purchase consideration (excluding Earn-outs) payable in respect of which does not exceed $20,000,000 in cash in the aggregate, the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada, the United Kingdom or such other jurisdiction acceptable to Agent in its Permitted Discretion, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, Canada, the United Kingdom or such other jurisdiction acceptable to Agent in its Permitted Discretion,

(i)       the assets being acquired (other than a de minimis amount of assets in relation to Parent's and its Subsidiaries' total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent or any of its Subsidiaries or a business reasonably related thereto,~~< and>~~

(j)       upon consummation of the proposed Acquisition, the Person to be acquired shall be a direct Subsidiary of a Loan Party; provided, that a Loan Party may acquire less than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors (or appoint other comparable managers) of such Person to the extent that (i) the cash portion of the purchase consideration payable in respect of all such Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $20,000,000 in the aggregate and (ii) the non-cash portion of the purchase consideration payable in respect of all such Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $50,000,000 in the aggregate~~<.>~~, and

Schedule 1.1 – Page 35

(k)        the purchase consideration (excluding Earn-Outs) payable in cash in respect of all such Acquisitions consummated after the Second Amendment Effective Date shall not, in any applicable year, exceed $30,000,000 in the aggregate; provided, that if the amount of such purchase consideration payable in any applicable year as set forth in the preceding clause (k) is less than the consideration permitted to be payable pursuant to the preceding clause (k) in such year (the amount by which such purchase consideration payable for such year is less than the purchase consideration permitted to be payable during such year, the "Excess Amount"), then such Excess Amount may be carried forward to the next succeeding year.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Dispositions" means:

(a)       sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,

(b)       sales of Inventory to buyers in the ordinary course of business,

(c)       the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)       the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)       the granting of Permitted Liens,

(f)       the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)       any involuntary loss, damage or destruction of property,

(h)       any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)       the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j)       (i) the sale or issuance of Stock (other than Prohibited Stock) of Parent, (ii) the sale or issuance of Stock (other than Prohibited Stock) of any Subsidiary of Parent to current or former employees, officers, and directors of Parent or any of its Subsidiaries, their respective estates, spouses or former spouses; provided, that the aggregate value of Stock sold or issued pursuant to this clause (ii) shall not exceed $5,000,000 in any fiscal year or (iii) the sale or issuance of Management Appreciation Interests of any Subsidiary of Parent to any current or former director, officer, employee or consultant of Parent or any of its Subsidiaries so long as such sale or issuance does not cause such Subsidiary to cease to be a Subsidiary of Parent,

Schedule 1.1 – Page 36

(k)       the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(l)       the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(m)       the making of a Permitted Investment or the sale or disposition of Investments permitted under clauses (a) and (b) of the definition of Permitted Investments so long as such sales and dispositions are for fair market value on an arm's length basis,

(n)       (i) the sale or disposition of non-core assets listed on Schedule P-4 hereto in an arm's length transaction, upon fair and reasonable terms and, other than with respect to certain artwork listed on Schedule P-4, to a person that is not an Affiliate of a Loan Party, (ii) sales and dispositions by Subsidiaries that are not Significant Parties so long as such sales and dispositions are made at fair market value for at least 75% cash or (iii) Permitted Scheduled Dispositions, and

(o)       so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) on a pro forma basis after giving effect to the applicable disposition, Parent and its Subsidiaries are in compliance with the financial covenants set forth in Section 7 as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, dispositions of Investments made solely pursuant to clause (s) of the definition of Permitted Investments,

(p)       dispositions of assets (other than Stock of Loan Parties and Stock held by Loan Parties) not otherwise permitted in clauses (a) through (o) above so long as no Event of Default exists and made at fair market value and the aggregate fair market value of (i) all assets disposed of in any fiscal year pursuant to his clause (p) (including the proposed disposition) would not exceed the Dollar Equivalent of $10,000,000 and (ii) all assets disposed of in all such dispositions pursuant to this clause (p) since the Closing Date (including the proposed disposition) would not exceed the Dollar Equivalent of $25,000,000, and

(q)       dispositions of all, but not less than all, of the Stock of a Subsidiary of a Loan Party (other than Borrower) so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such disposition is made at fair market value for 100% cash, (iii) the aggregate fair market value of (x) all such Stock disposed of in any fiscal year pursuant to his clause (q) (including the proposed disposition) would not exceed the Dollar Equivalent of $15,000,000 and (y) all such Stock disposed of in all such dispositions pursuant to this clause (q) since the Closing Date (including the proposed disposition) would not exceed the Dollar Equivalent of $30,000,000, (iv) Availability, after giving effect thereto, exceeds $75,000,000 and (v) Borrower has delivered to Agent updated pro forma Projections (after giving effect to the proposed disposition) for Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the proposed disposition.

Schedule 1.1 – Page 37

"Permitted Holders" means the Persons identified on Schedule P-6.

"Permitted Indebtedness" means:

(a)       Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)       Indebtedness not otherwise permitted under this definition of Permitted Indebtedness and set forth on Schedule P-3 and any Refinancing Indebtedness in respect of such Indebtedness,

(c)       Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)       guarantees of Indebtedness of any Loan Party permitted under this Agreement,

(e)       endorsement of instruments or other payment items for deposit,

(f)       Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness; and (iv) any Refinancing Indebtedness in respect of Indebtedness incurred under clauses (i) through (iii) above,

(g)       unsecured Indebtedness of Parent that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,

(h)       (i) Acquired Indebtedness in an amount not to exceed $20,000,000 outstanding at any one time and (ii) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing subclause (i),

(i)       Indebtedness incurred in the ordinary course of business under performance, surety, statutory, bid and appeal bonds and similar obligations,

Schedule 1.1 – Page 38

(j)       Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(k)       the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Parent's and its Subsidiaries' operations and not for speculative purposes,

(l)       unsecured Indebtedness incurred in respect of netting services, overdraft protection, employee credit card programs, automatic clearinghouse arrangements, escrow or trust account arrangements, other cash management and other like services, in each case, incurred in the ordinary course of business,

(m)       contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n)       Earn-outs for which no cash or non-cash interest is payable or accrued (in which case only such portion constituting interest shall be excluded from this clause (n),

(o)       Indebtedness composing Permitted Investments,

(p)       Indebtedness in respect of the Senior Unsecured Debt (including any guarantee) in an aggregate principal amount not to exceed $900,000,000,

(q)       Indebtedness of Subsidiaries of Parent that are not Loan Parties incurred for working capital purposes in an amount not to exceed $10,000,000 outstanding at any one time,

(r)       Indebtedness in respect of any bankers’ acceptance, bank guarantees, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims),

(s)       guarantee obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees,

(t)       Indebtedness representing deferred compensation to employees of the Parent or its Subsidiaries incurred in the ordinary course of business,

(u)       to that extent that Issuing Lender has elected not to issue, or to cause an Underlying Issuer to issue, a Letter of Credit, Indebtedness, in an amount of up to $2,000,000, in respect of reimbursement obligations and other liabilities with respect of letters of credit in which the amounts payable thereunder are payable in a currency other than Dollars or Canadian Dollars, and

Schedule 1.1 – Page 39

(v)       (i) additional Indebtedness and (ii) any Refinancing Indebtedness in respect of any Indebtedness specified in subclause (i) above so long as such Indebtedness is not (x) incurred for working capital purposes or (y) in respect of reimbursement obligations or other liabilities with respect of letters of credit; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (v) shall not at any time exceed $35,000,000.

"Permitted Intercompany Advances" means loans and advances (i) among the Loan Parties; (ii) by a Subsidiary of Parent or a Minority-Owned Entity, in each case, that is not a Loan Party to a Loan Party; (iii) by a Loan Party to a Subsidiary of Parent or a Minority-Owned Entity, in each case, that is not a Loan Party, existing on the Closing Date and described on Schedule P-7, in an aggregate amount not to exceed $6,000,000; provided, that any repayment of such loans or advances may not be reborrowed; and (iv) by a Loan Party to a Subsidiary of Parent or a Minority-Owned Entity, in each case, that is not a Loan Party, after the Closing Date, so long as (a) the proceeds of such loan or advance are immediately, directly or indirectly, transferred to a Loan Party or (b) (1) the aggregate principal amount of such loans and advances made to Subsidiaries of Parent or Minority-Owned Entities that are not Loan Parties shall not exceed at any one time outstanding the sum of (x) $7,500,000 and (y) the amount of loans ~~<an>~~and advances made under clause (s) of the definition of Permitted Investments for such purpose and (2) no Event of Default has occurred and is continuing or would result therefrom (unless otherwise consented to by Agent).

"Permitted Investments" means:

(a)       Investments in cash and Cash Equivalents (provided, that no US Loan Party or Canadian Loan Party may have Investments in Foreign Cash Equivalents),

(b)       Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)       advances made in connection with purchases of goods or services in the ordinary course of business,

(d)       Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business (including amounts received in disputes with customers or suppliers of any Loan Party arising in the ordinary course of business) or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)       Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)       guarantees permitted under the definition of Permitted Indebtedness,

(g)       Permitted Intercompany Advances,

Schedule 1.1 – Page 40

(h)       Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)       deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)       loans and advances to current or former employees, officers, and directors of Parent or any of its Subsidiaries, their respective estates, spouses or former spouses, in each case for the purpose of purchasing Stock in Parent or any Loan Party so long as the proceeds of such loans or advances are received by such Loan Party,

(k)       Permitted Acquisitions,

(l)       Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of Parent),

(m)       Investments in the form of Hedge Agreements that are permitted under the Agreement,

(n)       Investments consisting of security deposits with utilities and other similar Persons made in the ordinary course of business,

(o)       loans and advances to employees of any Loan Party in the ordinary course of business in an aggregate amount not exceeding $2,000,000 at any one time outstanding,

(p)       Investments of any Person in existence at the time such Person becomes a Subsidiary of the Parent or any of its Subsidiaries; provided, that such Investments were not made in connection with or anticipation of such Person becoming a Subsidiary of the Parent or any of its Subsidiaries, as applicable,

(q)       [Intentionally Omitted],

(r)       any Investment constituting a Restricted Junior Payment permitted under Section 6.9 of the Agreement,

(s)       so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount, during the term of the Agreement, not to exceed the Dollar Equivalent of the sum of $25,000,000 plus, to the extent any proceeds of an Investment made under this clause (s) are returned to such Loan Party, the amount of such proceeds (up to the amount of such original Investment), and

(t)       so long as the Restricted Junior Payment Basket Conditions are satisfied, any Investments made during any fiscal year up to an aggregate amount not to exceed an amount equal to (I) 85% of Excess Cash Flow for the period commencing January 1, 2012 and ending on the last day of the then most recently ended fiscal quarter less (II) the sum of the aggregate amount of Restricted Junior Payments made pursuant to clauses (f) or (g) of Section 6.9 and Investments made pursuant to this clause (t) during the period commencing January 1, 2013 and ending on such date.

Schedule 1.1 – Page 41

"Permitted Liens" means:

(a)       Liens held by Agent to secure the Obligations,

(b)       Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)       judgment Liens or pre-judgment attachments, arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)       Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)       the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)       Liens on Equipment securing Indebtedness incurred pursuant to clause (c) of the definition of Permitted Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired or leased and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)       Liens arising by operation of law in favor of warehousemen, landlords, custom brokers, carriers, mechanics, materialmen, laborers, or suppliers, and other similar liens incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)       Liens on amounts deposited to secure Parent's and its Subsidiaries obligations in connection with worker's compensation or other unemployment insurance or other forms of government insurance or benefits,

(i)       Liens on amounts deposited to secure Parent's and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, contracts, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)       Liens on amounts deposited to secure Parent's and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)       with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

Schedule 1.1 – Page 42

(l)       non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)       Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)       rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)       Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)       Liens on deposits and pledges of cash in favor of issuers of letters of credit permitted by clause (t) of the definition of Permitted Indebtedness so long as (i) such deposit or pledge of cash is provided by the Loan Party that such letter of credit has been issued in favor of, (ii) such deposit or pledge of cash is segregated from all other Deposit Accounts of the Loan Parties, (iii) such Liens attach only to the cash collateralizing such letters of credit, and (iv) such Liens only secure Indebtedness permitted by clause (t) of the definition of Permitted Indebtedness,

(r)       customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement so long as such Liens attach only the trust or escrow account maintained in connection therewith,

(s)       the right (so long as not exercised) reserved to or vested in any Governmental Authority by the terms of any authorization acquired by any Loan Party or by any statutory provision, to terminate any such authorization,

(t)       any rights (so long as not exercised) of expropriation, access or use or other similar such rights conferred or vested on public authorities by or under statutes of Canada or any province or territory of Canada or any foreign jurisdiction, or any political subdivision thereof,

(u)       the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown,

(v)        Liens securing Indebtedness permitted by clause (q) of the definition of Permitted Indebtedness so long as (i) such Liens attach only to the assets of Subsidiaries of Parent that are not Loan Parties, excluding, for the avoidance of doubt any Stock held by a Loan Party and (ii) such Liens only secure Indebtedness permitted by clause (q) of the definition of Permitted Indebtedness, and

(w)       other Liens so long as (i) the Indebtedness secured thereby does not exceed $15,000,000 in the aggregate, (ii) such Liens shall not secure Indebtedness for borrowed money,

Schedule 1.1 – Page 43

(iii) such Liens shall not secure Indebtedness for letters of credit and (iv) such Liens do not attach to any Accounts or Deposit Accounts of any Loan Party.

"Permitted Protest" means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien or Canadian statutory lien or deemed trust), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $25,000,000.

"Permitted Refinancing Senior Unsecured Trust Indenture" means any indenture, in form and substance reasonably satisfactory to Agent, which replaces the Senior Unsecured Trust Indenture (or any Permitted Refinancing Senior Unsecured Trust Indenture) and pursuant to which the Senior Unsecured Debt under the Senior Unsecured Trust Indenture (or any Permitted Refinancing Senior Unsecured Trust Indenture) is refinanced or replaced; provided, that no such indenture shall (a) increase the maximum principal amount of the Senior Unsecured Debt, (b) increase the rate of interest on any of the Senior Unsecured Debt, (c) change the dates upon which payments of principal or interest on the Senior Unsecured Debt are due, (d) change or add any event of default or any covenant with respect to the Senior Unsecured Debt, (e) change any redemption or prepayment provisions of the Senior Unsecured Debt, (f) alter the subordination provisions with respect to the Senior Unsecured Debt, including, without limitation, subordinating the Senior Unsecured Debt to any other indebtedness, (g) take any liens or security interests in any assets of any Loan Party, or (h) change or amend any other term of the Senior Unsecured Debt Documents if such change or amendment would result in an Event of Default, increase the obligations of any Loan Party, limit the amount of Obligations permitted to be incurred under this Agreement or guaranteed by a Guarantor, or confer additional material rights on any holder of the Senior Unsecured Debt in a manner adverse to any Loan Party, Agent or any Lenders.

"Permitted Scheduled Dispositions" means the transactions described on Schedule P-8.

"Permitted Senior Unsecured Debt Refinancing" means any refinancing or replacement of the Senior Unsecured Debt under the Senior Unsecured Trust Indenture (or any Permitted Refinancing Senior Unsecured Trust Indenture); provided that (a) the financing documentation entered into by Parent and the "Note Guarantors" party thereto in connection with such Permitted Senior Unsecured Debt Refinancing constitutes a Permitted Refinancing Senior Unsecured Trust Indenture and (b) Agent shall have received not less than 30 days prior written notice of such Permitted Senior Unsecured Debt Refinancing.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

Schedule 1.1 – Page 44

"Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA, for which any Loan Party may have liability to make a payment with respect thereto.

"Post-Increase Revolver Lenders" has the meaning specified therefor in Section 2.2 of the Agreement.

"PPSA" means, collectively, the Personal Property Security Act (Ontario), the Personal Property Security Act (Nova Scotia), the Personal Property Security Act (Alberta) or any other applicable Canadian federal or provincial statute (including the Civil Code of Quebec) pertaining to the granting, perfecting, priority or ranking of security interests, lien, hypothecs or personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also reference any successor sections.

"Pre-Increase Revolver Lenders" has the meaning specified therefor in Section 2.2 of the Agreement.

"Prime Rate" means (a) with respect to Canadian Dollar Advances, the Canadian Prime Rate, (b) with respect to European Advances, the Floating Rate and (c) with respect to all other Obligations, the Base Rate.

"Prime Rate Loan" means (a) with respect to US Advances (and calculations of interest with respect to Letters of Credit), Base Rate Loans, (b) with respect to Canadian Dollar Advances, Canadian Prime Rate Loans and (c) with respect to European Advances, Floating Rate Loans.

"Prime Rate Margin" ~~<means, >as of any date of determination <(a) with respect to any portion of outstanding Canadian Dollar Advances on such date that is a Prime Rate Loan, 0.75 percentage points, (b) with respect to any portion of the outstanding European Advances on such date that is a Prime Rate Loan, 1.50 percentage points and (c) with respect to all other Obligations, 0.75 percentage points.>~~has the meaning set forth in the definition of Applicable Margin.

"Prohibited Stock" means any Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (excluding Put Obligations, but including any obligation to pay dividends, other than dividends of shares of Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Stock of the same class and series or of shares of common stock). For the avoidance of doubt, Management Appreciation Interests shall not constitute Prohibited Stock.

"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

Schedule 1.1 – Page 45

"Pro Rata Share" means, as of any date of determination:

(a)       with respect to a Lender's obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the Dollar Equivalent of the outstanding principal amount of such Lender's Advances by (z) the Dollar Equivalent of the outstanding principal amount of all Advances,

(b)       with respect to a Lender's obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the Dollar Equivalent of the outstanding principal amount of such Lender's Advances by (z) the Dollar Equivalent of the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

(c)       with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the Dollar Equivalent of the outstanding principal amount of such Lender's Advances, by (z) the Dollar Equivalent of the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

"Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

Schedule 1.1 – Page 46

"Put Obligations" means the contractual rights of the holder of capital Stock in any Subsidiary of Parent to require, in certain circumstances, the Subsidiary or the applicable parent company of such Subsidiary to acquire all or a portion of such Stock held by such holder, with the terms and conditions of such right to be consistent with past practices.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 17.15 of this Agreement.

"Qualified Cash" means, as of any date of determination, the sum of (a) the lesser of (x) $15,000,000 and (y) the Dollar Equivalent amount of unrestricted cash and Foreign Cash Equivalents of the Foreign Loan Parties and UK Loan Parties as of such date that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject to a first priority perfected Lien in favor of Agent and (b) the amount of unrestricted cash and Domestic Cash Equivalents of the US Loan Parties and the Canadian Loan Parties as of such date that are held in Deposit Accounts in the United States and Canada that are subject to Control Agreements.

"Reaffirmation Agreement" means a reaffirmation agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by the Loan Parties to Agent.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Refinancing Indebtedness" means refinancings, modifications, replacements, refundings, renewals, or extensions of Indebtedness so long as:

(a)       such refinancings, modifications, replacements, refundings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, modified, replaced, refunded, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)       such refinancings, modifications, replacements, refundings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, modified, replaced, refunded, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)       if the Indebtedness that is refinanced, modified, replaced, refunded, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, modification, replacement, refunding, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, modified, replaced, refunded, renewed, or extended Indebtedness, and

Schedule 1.1 – Page 47

(d)       the Indebtedness that is refinanced, modified, replaced, refunded, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Reimbursement Undertaking" has the meaning specified therefor in Section 2.11(a) of the Agreement.

"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Report" has the meaning specified therefor in Section 15.16 of the Agreement.

"Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed ~~<50>~~56%; provided, however, that at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).

"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

Schedule 1.1 – Page 48

"Restricted Junior Payment" means to (a) declare or pay any dividend or make any other payment or distribution, direct or indirect, on account of Stock issued by a Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Stock of any Loan Party, now or hereafter outstanding, (d) return any Stock to any shareholder or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Stock, warrants, rights, options, obligations or securities thereto as such, (e) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (except to the extent such management fees or such other fees and expenses under such arrangement are (i) in lieu of compensation that would otherwise be paid to such person or (ii) made to a Loan Party), (f) make any payment in respect of any Put Obligation, or (g) make any payment in respect of any Earn-outs.

"Revaluation Date" means (a) with respect to any Advance denominated in Canadian Dollars, Euros or Sterling, each of the following: (i) each date of a Borrowing of such Advance and (ii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Canadian Dollars, Sterling, Euros, Swedish Krona or any other foreign currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date that any Letter of Credit Disbursement is deemed to be an Advance pursuant to Section 2.11 of the Agreement, and (iv) such additional dates as Agent or the Issuing Lender shall determine or the Required Lenders shall require and (c) with respect to any other Obligations denominated in Canadian Dollars, Euros or Sterling, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.

"Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to, or the target of, a country sanctions program administered and enforced by OFAC, the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom.

Schedule 1.1 – Page 49

"Sanctioned Person" means (a) a person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN List, the "Financial Sanctions: Consolidated List of Targets" administered and enforced by Her Majesty’s Treasury of the United Kingdom or the list of designated persons maintained by the United Nations Security Council, the European Union or any European Union member state, or any other Sanctions-related list maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Entity~~< or>~~, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

~~<"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.>~~

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates, or (f) any other relevant Sanctions authority.

"S&P" has the meaning specified therefor in the definition of Domestic Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Second Amendment Effective Date" means May 29, 2020.

"Securities Account" means a securities account (as that term is defined in the Code).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Security Agreements" means the Canadian Security Documents, the UK Security Agreements and the US Security Agreement, as the context requires.

"Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) the sum of (i) the Revolver Usage as of such date minus (ii) Qualified Cash as of such date, to (b) Parent's TTM EBITDA for the 12 month period ended as of such date.

Schedule 1.1 – Page 50

"Senior Unsecured Debt" means the Indebtedness in an aggregate principal amount not to exceed $900,000,000 owing by Parent to the "Holders" (as defined in the Senior Unsecured Trust Indenture or, after the consummation of any Permitted Senior Unsecured Debt Refinancing, the Permitted Refinancing Senior Unsecured Trust Indenture) pursuant to the Senior Unsecured Debt Documents.

"Senior Unsecured Debt Documents" means, collectively, (a) the Senior Unsecured Trust Indenture, the "Notes" (as defined in the Senior Unsecured Trust Indenture), (b) after the consummation of any Permitted Senior Unsecured Debt Refinancing, the Permitted Refinancing Senior Unsecured Trust Indenture and the "Notes" (as defined in the Permitted Refinancing Senior Unsecured Trust Indenture), and (c) all other agreements, instruments and documents evidencing the Senior Unsecured Debt, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

"Senior Unsecured Trust Indenture" means that certain Indenture dated as of March 23, 2016 among Parent, the "Note Guarantors" party thereto and The Bank of New York Mellon, as trustee, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

"Significant Foreign Subsidiaries" means, collectively, (a) each of the Subsidiaries of Parent described as Significant Foreign Subsidiaries on Schedule S-1 and (b) each other Subsidiary of Parent not organized in a jurisdiction within the United States, Canada or the United Kingdom, with respect to which, TTM EBITDA attributable to such Subsidiary exceeds the Dollar Equivalent of $5,000,000 at any date of determination.

"Significant Parties" means (i) the Loan Parties, (ii) any Subsidiary of Parent organized in a jurisdiction within the United States, Canada or the United Kingdom that is not an Immaterial Subsidiary, and (iii) the Significant Foreign Subsidiaries.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Specified Loan Party" means any Loan Party set forth on Schedule S-2.

"Spot Rate" means, for a currency, the rate determined by Agent to be the rate quoted by Agent acting in such capacity as the spot rate for the purchase by Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (Boston time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Schedule 1.1 – Page 51

"Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

"Stagwell" means The Stagwell Group LLC and its Affiliates, including Stagwell Agency Holdings LLC.

"Standard Letter of Credit Practice" means, for Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

"Sterling" or "£" means the lawful currency of the United Kingdom.

"Sterling Advance" means an Advance denominated in Sterling.

"Sterling Borrowing" means a borrowing hereunder consisting of Sterling Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of a Protective Advance.

"Sterling Designated Account" means the Deposit Account identified on Schedule D-3.

"Sterling Designated Account Bank" has the meaning specified therefor in Schedule D-3.

"Sterling Equivalent" means, at any time, with respect to any amount denominated in Dollars, Canadian Dollars or Euros, the equivalent amount thereof in Sterling as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Sterling with Dollars, Canadian Dollars or Euros, as applicable.

"Sterling Maximum Revolver Amount" means $25,000,000.

"Stock" means all shares, interests, appreciation units, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) and any options or warrants to purchase any of the foregoing. For the avoidance of doubt, Management Appreciation Interests shall constitute Stock.

"Subsidiary" of a Person means (a) a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity, and (b) except for purposes of calculating the financial covenants set forth in Section 7 and the terms used in connection therewith (including EBITDA, Fixed Charge Coverage Ratio, Senior Leverage Ratio and Total Leverage Ratio), each Minority-Owned Entity that is a Loan Party.

Schedule 1.1 – Page 52

"Surviving Obligations" means, as of any date of determination, Obligations consisting of reimbursement, indemnification and other contingent obligations that, by the terms of the Agreement, expressly survive termination of the Agreement and for which no amount is due and owing as of such date.

"Supermajority Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 66 2/3%; provided, however, that at any time there are 2 or more Lenders, " Supermajority Lenders" must include at least 2 Lenders (who are not Affiliates of one another).

"Supported QFC" has the meaning specified therefor in Section 17.15 of this Agreement.

"Surviving Obligations" means, as of any date of determination, Obligations consisting of reimbursement, indemnification and other contingent obligations that, by the terms of the Agreement, expressly survive termination of the Agreement and for which no amount is due and owing as of such date.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Lender" means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.

"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.

"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system which utilizes a single shared platform of which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euros.

Schedule 1.1 – Page 53

"Taxes" means any taxes, levies, imposts, duties, fees, assessments, withholdings or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income, capital or net profits of Agent or any Lender or any Participant (including any branch profits taxes), in each case imposed (A) by the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent or such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent or such Lender's or such Participant's principal office or applicable lending office is located or (B) as a result of a present or former connection between Agent or such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Agent or such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16(d) or (e) of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, (iv) any Taxes imposed as a result of a Lender (a) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, or (b) being a "specified shareholder" (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party or not dealing at arm's length (for the purposes of the Income Tax Act (Canada)) with a "specified shareholder" (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party, except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, (v) any United States federal backup withholding taxes, and (~~<v>~~vi) any United States federal withholding taxes imposed under FATCA.

"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Total Leverage Ratio" means, as of any date of determination, the ratio of (a) the sum of (i) Parent's Funded Indebtedness as of such date minus (ii) Qualified Cash as of such date, to (b) Parent's TTM EBITDA as of such date.

"Trademark Security Agreement" has the meaning specified therefor in the Security Agreements.

~~<"Trust Account Spread Amounts >" means, with respect to any <Kingsdale Account, the aggregate Dollar Equivalent amount on deposit in such Kingsdale account of all interest and foreign exchange charges accrued on the third party funds on deposit in such Kingsdale Account, to the extent such interest and foreign exchange charges are owned by or for the benefit of Kingsdale.>~~

Schedule 1.1 – Page 54

"TTM EBITDA" means, as of any date of determination, EBITDA of Parent and its Subsidiaries determined on a consolidated basis, for the 12 month period most recently ended.

"UCP " means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Loan Party" means a Loan Party incorporated in any legal jurisdiction of the United Kingdom.

"UK Pledge Agreement" means each equitable charge of shares executed in favor of Agent, for the benefit of the Lender Group, granted over shares of a Subsidiary of Parent incorporated in England and Wales as security for the Obligations.

"UK Security Agreements" means (a) each debenture, each in form and substance reasonably satisfactory to Agent, executed and delivered by each UK Loan Party in favor of the Agent and (b) each UK Pledge Agreement.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

"Underlying Issuer" means Wells Fargo or one of its Affiliates.

"Underlying Letter of Credit" means a Letter of Credit that has been issued by an Underlying Issuer.

"United States" means the United States of America.

"Unused Line Fee Rate" means, as of any date of determination, a rate per annum equal to ~~<0.25>~~0.50%.

"US Advance" means an Advance denominated in Dollars.

"US Borrowing" means a borrowing hereunder consisting of US Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

"US Designated Account" means the Deposit Account identified on Schedule D-4.

Schedule 1.1 – Page 55

"US Designated Account Bank" has the meaning specified therefor in Schedule D-4.

"US Loan Party" means a Loan Party organized under the laws of the United States, a state thereof or the District of Columbia.

"US Security Agreement" means a security agreement, dated as of the First Closing Date, executed and delivered by the Loan Parties (other than the Canadian Loan Parties) to Agent, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.15 of this Agreement.

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

"WFCF" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

"Withdrawal Liability" means liability with respect to a Benefit Plan that is considered a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA as a result of a complete or partial withdrawal from such Benefit Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Write-Down and Conversion Powers" means, with respect to any EEA/UK Resolution Authority, the write-down and conversion powers of such EEA/UK Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, or to the extent that the United Kingdom is not such an EEA Member Country, the United Kingdom, which write-down and conversion powers are, in respect of any EEA Member Country, described in the EU Bail-In Legislation Schedule~~<.>~~ and, to the extent that the United Kingdom is not such an EEA Member Country, in respect of the United Kingdom, any such powers under any UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers and any similar or analogous powers under that UK Bail-In Legislation.

Schedule 1.1 – Page 56